As filed with the Securities and Exchange Commission on March 7, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as specified in its charter)

Oklahoma	73-1395733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000	Aubrey K. McClendon Chairman of the Board and Chief Executive Officer 6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James M. Prince, Esq.

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

(713) 758-3710

(713) 615-5962 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
2.75% Contingent Convertible Senior Notes due 2035	$690,000,000	100%(2)	$690,000,000(2)	$73,830
Common Stock, $.01 per share	(3)	(4)	(4)	(4)

(1)	Estimated solely for purposes of calculating the registration fee.
(2)	Exclusive of accrued interest, if any.
(3)	There are being registered hereunder an indeterminate number of shares of common stock issuable upon conversion of the Contingent Convertible Senior Notes. Initially, approximately 17,660,619 shares of common stock are issuable upon conversion of the Contingent Convertible Senior Notes. Each $1,000 principal amount of Contingent Convertible Senior Notes is convertible into approximately 25.5951 shares of common stock (based on an initial conversion price of $39.07), subject to adjustments under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment in the number of shares issuable as provided in the indenture for the Contingent Convertible Senior Notes.
(4)	The shares of common stock issuable upon conversion of the Contingent Convertible Senior Notes will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).

PROSPECTUS

$690,000,000

of

Chesapeake Energy Corporation

2.75% Contingent Convertible Senior Notes due 2035

and

Common Stock

(Par Value $.01 per share)

This prospectus relates to the offering for resale of Chesapeake Energy Corporation’s 2.75% Contingent Convertible Senior Notes due 2035 and the shares of our common stock issuable upon conversion of the contingent convertible senior notes. In this prospectus, the terms “Chesapeake”, “we”, or “us” will each refer to Chesapeake Energy Corporation and its subsidiaries. The contingent convertible senior notes were offered to qualified institutional buyers in reliance on Rule 144A, in transactions exempt from, or not subject to, the registration requirements of the Securities Act, through the initial purchasers, Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Lehman Brothers Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, ABN AMRO Incorporated, BOSC, Inc., Comerica Securities, Inc., Fortis Securities LLC, Harris Nesbitt Corp., TD Securities (USA) LLC, and Wells Fargo Securities, LLC. This prospectus will be used by selling securityholders to resell their contingent convertible senior notes and shares of our common stock issuable upon conversion of their contingent convertible senior notes. We will not receive any proceeds from sales by the selling securityholders.

The notes are convertible, at your option, prior to the maturity date into cash and, if applicable, shares of our common stock in the following circumstances:

•	prior to November 15, 2033, during any calendar quarter (and only during such calendar quarter) commencing after the issue date of the notes, if the Closing Sale Price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 125% of the Conversion Price on such last trading day;
•	on or after November 15, 2033, at all times on or after any date on which the Closing Sale Price of our common stock is more than 125% of the Conversion Price of the notes;
•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 95% of the product of the average of the Closing Sale Price of our common stock during such five trading-day period and the then current Conversion Rate;
•	if we have called the particular notes for redemption and the redemption has not yet occurred; or
•	upon the occurrence of specified corporate transactions.

The initial Conversion Price per share is $39.07, which represents an initial Conversion Rate of approximately 25.5951 shares of common stock per $1,000 principal amount of notes. Subject to certain exceptions described in “Description of Notes,” at the time notes are tendered for conversion, the amount of cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of notes will equal the sum of the Daily Settlement Amounts for each of the 20 consecutive trading days beginning on and including the second trading day after a notice of conversion in respect of such notes is delivered to the conversion agent. The Daily Settlement Amount will equal: (1) cash equal to the lesser of (a) $50 and (b) the Daily Conversion Value and (2) to the extent the Daily Conversion Value exceeds $50, a number of shares equal to (A) the difference between the Daily Conversion Value and $50, divided by (B) the Closing Sale Price of our common stock for such day. The “Daily Conversion Value” is one-twentieth (1/20) of the product of (1) the Conversion Rate on such day and (2) the Closing Sale Price of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such day. Our common stock is listed on the New York Stock Exchange under the symbol “CHK.” On March 6, 2006, the closing sale price of our common stock on the New York Stock Exchange was $30.31 per share.

The notes will bear interest at a fixed annual rate of 2.75%, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2006. In addition, we will pay contingent interest during any six-month interest period, beginning with the six-month period ending May 14, 2016, under certain conditions. The notes will mature on November 15, 2035. We may redeem the notes, in whole at any time, or in part from time to time, on or after November 15, 2015 at a redemption price, payable in cash, of 100% of the principal amount of the notes, plus accrued and unpaid interest. Holders may require us to repurchase all or a portion of their notes on November 15, 2015, 2020, 2025 and 2030 at 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash. Upon a fundamental change, as defined in the indenture governing the notes, holders may require us to repurchase all or a portion of their notes, at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash.

The notes will be treated as contingent payment debt instruments that will be subject to special United States federal income tax rules. For discussion of the special tax rules governing contingent payment debt instruments, see “Material U.S. Federal Income Tax Considerations.”

The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior indebtedness. The notes will be guaranteed by all of our existing domestic subsidiaries one of our foreign subsidiaries and by certain of our future domestic subsidiaries on a senior unsecured basis. The notes and the guarantees will be effectively subordinated to our and our guarantor subsidiaries’ existing and future secured indebtedness, including indebtedness under our revolving bank credit facility, to the extent of the value of the assets securing such indebtedness.

We are an Oklahoma corporation. Our principal offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000.

Investing in our contingent convertible senior notes or common stock involves risks. Please read carefully the section entitled “ Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 7, 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

i

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents to which we have referred you before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. See “Forward-Looking Statements.”

Chesapeake

We are the second largest independent producer of natural gas in the United States, owning interests in approximately 30,600 producing oil and gas wells that are currently producing approximately 1.5 bcfe per day, 92% of which is natural gas. Our strategy is focused on discovering, developing and acquiring onshore natural gas reserves primarily in the southwestern U.S. and secondarily in the Appalachian Basin of the eastern U.S. Our most important operating area has historically been the Mid-Continent region of the U.S., which includes Oklahoma, Arkansas, Kansas and the Texas Panhandle, and is where 51% of our proved oil and natural gas reserves are located. During the past four years, we have also built significant positions in the South Texas and Texas Gulf Coast regions, the Permian Basin of West Texas and eastern New Mexico, the Barnett Shale area of north-central Texas, the Ark-La-Tex area of East Texas and northern Louisiana and most recently, the emerging Fayetteville Shale play located in Arkansas. As a result of our recent acquisition of the holding company of Columbia Natural Resources, LLC and certain affiliated entities (“CNR”), we now own a significant presence in the Appalachian Basin, principally in West Virginia, eastern Kentucky, eastern Ohio and southern New York.

As of December 31, 2005, we had 7.5 tcfe of proved reserves, of which 92% are natural gas and all of which are onshore. During 2005, we replaced our 469 bcfe of production with an internally estimated 3.088 tcfe of new proved reserves, for a reserve replacement rate of 659%. Reserve replacement through the drillbit was 1.047 tcfe, or 223% of production (including a positive 17 bcfe from performance revisions and a positive 24 bcfe from oil and natural gas price increases), and reserve replacement through acquisitions was 2.041 tcfe, or 436% of production. Our proved reserves grew by 53% during 2005, from 4.9 tcfe to 7.5 tcfe.

During 2005, we led the nation in drilling activity with an average utilization of 73 operated rigs and 66 non-operated rigs. Through this drilling activity, we drilled 902 (686 net) operated wells and participated in another 1,066 (130 net) wells operated by other companies. We added approximately 1.047 tcfe of proved oil and natural gas reserves through our drilling efforts. Our success rate was 98% for operated wells and 95% for non-operated wells. As of December 31, 2005, our proved developed reserves were 65% of our total proved reserves. In 2005, we added approximately 1,200 new employees and invested $362 million in leasehold (exclusive of leases acquired through acquisitions) and 3-D seismic data, all of which we consider the building blocks of future value creation.

From January 1, 1998 through December 31, 2005, we have been one of the most active consolidators of onshore U.S. natural gas assets, having purchased approximately 5.9 tcfe of proved reserves, at a total cost of approximately $10.3 billion (including $2.2 billion for unproved leasehold, but excluding $809 million of deferred taxes established in connection with certain corporate acquisitions) for a per proved mcfe acquisition cost of $1.37.

During 2005, we were especially active in the acquisitions market. Acquisition expenditures totaled $4.9 billion through December 31, 2005 (including $1.4 billion for unproved leasehold, but excluding $252 million of deferred taxes established in connection with certain corporate acquisitions). Through these acquisitions, we have acquired an internally estimated 2.0 tcfe of proved oil and natural gas reserves at a per proved mcfe acquisition cost of $1.74.

On November 14, 2005, we acquired CNR and its significant natural gas reserves, acreage and mid-stream assets for approximately $3.02 billion, of which $2.2 billion was in cash and $0.82 billion was in assumed liabilities related to CNR’s prepaid sales agreement, hedging positions and other liabilities. The CNR assets consist of 125 mmcfe per day of natural gas production, 1.3 tcfe of proved reserves and approximately 3.2 million net acres of U.S. oil and gas leasehold, which we estimate have over 9,000 additional undrilled locations with reserve potential. CNR also owns extensive mid-stream natural gas assets, including over 6,500 miles of natural gas gathering lines.

Our executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000.

Recent Developments

In the first quarter of 2006, we have continued to execute our acquisition and financing strategy through the following transactions, in which we:

•	announced the acquisition of oil and natural gas assets from private companies located in the Barnett Shale, South Texas, Permian Basin, Mid-Continent and Ark-La-Tex regions for an aggregate purchase price of approximately $700 million in cash of which we have closed approximately $640 million and expect to close the remaining acquisition by March 31, 2006;

•	acquired a privately-held Oklahoma-based trucking company for $48 million;

•	issued an additional $500 million of our 6.5% Senior Notes due 2017 in a private placement and used the proceeds of approximately $487 million to repay outstanding borrowings under our revolving bank credit facility incurred primarily to finance our recent acquisitions;

•	amended and restated our revolving bank credit facility, increasing the commitments to $2.0 billion and extending the maturity date to February 2011;

•	sold our investment in Pioneer Drilling Corporation (AMEX:PDC) common stock for cash proceeds of $159 million and a book gain of $116 million; and

•	acquired 13 drilling rigs and related assets through our wholly-owned subsidiary, Nomac Drilling Corporation, from Martex Drilling Company, L.L.P., a privately-held drilling contractor with operations in East Texas and North Louisiana, for $150 million.

Our President and Chief Operating Officer, Tom L. Ward, resigned as a director, officer and employee of the company effective February 10, 2006. Mr. Ward has agreed to act as a consultant to Chesapeake for a period of six months from the effective date of his resignation, pursuant to a resignation agreement, to assist in the transition of his responsibilities. During the term of his consulting agreement, Mr. Ward will receive no cash compensation but will be provided support staff for personal administrative and accounting services together with access to our fractional shares in our aircraft in accordance with historical practices. The resignation agreement provides for the immediate vesting of all of Mr. Ward’s unvested stock options and restricted stock on February 10, 2006. As a result of such vesting, options to purchase 724,615 shares of our common stock at an average exercise price of $8.01 per share and 1,291,875 shares of restricted common stock became immediately vested. As a result, we expect to incur a non-cash after-tax charge of approximately $31.8 million in the first quarter 2006. Mr. Ward will have until May 10, 2006 to exercise the stock options granted to him by the company.

The Offering

On November 8, 2005, we sold $690,000,000 in aggregate principal amount of 2.75% Contingent Convertible Senior Notes due 2035 to the initial purchasers. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, for the benefit of the holders of the contingent convertible senior notes, to file a shelf registration statement with the SEC by March 8, 2006 with respect to resales of the contingent convertible senior notes and common stock issued upon the conversion thereof. We also agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by July 6, 2006 and to keep the shelf registration statement effective until November 8, 2007 or such earlier date as of which the contingent convertible senior notes and common stock issued upon the conversion thereof have been sold pursuant to the shelf registration statement.

Securities Offered	$690,000,000 in aggregate principal amount of 2.75% Contingent Convertible Senior Notes due 2035; shares of our common stock, par value $0.01 per share, issuable upon conversion of the notes.

Maturity Date	November 15, 2035.

Interest	Interest on the notes will accrue at an annual rate of 2.75%. Interest will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2006.

Contingent Interest

We will pay additional interest, referred to in this prospectus as “contingent interest,” during any six-month period from November 15 to May 14 or from May 15 to November 14, commencing with the six-month period ending May 14, 2016, if the average trading price of the notes for the five trading-day period ending on the third day immediately preceding the relevant six-month period equals or exceeds 120% of the principal amount of the notes. The amount of contingent interest payable per note in respect of any six-month period will be equal to 0.50% per annum of the average trading price of the notes during the applicable five trading-day period. See “Description of Notes—Contingent Interest.”

Conversion Rights

Under the circumstances discussed below, you may surrender the notes for conversion, in whole or in part, into cash and, if applicable, shares of our common stock at any time on or before the close of business on November 15, 2035, unless the notes have been previously redeemed or repurchased. You may convert your notes only in the following circumstances:

•	prior to November 15, 2033, during any calendar quarter (and only during such calendar quarter) commencing after the issue date of the notes, if the Closing Sale Price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 125% of the Conversion Price on such last trading day;

•	on or after November 15, 2033, at all times on or after any date on which the Closing Sale Price of our common stock is more than 125% of the Conversion Price of the notes;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 95% of the product of the average of the Closing Sale Prices of our common stock during such five trading-day period and the then current Conversion Rate;

•	if we have called the particular notes for redemption and the redemption has not yet occurred; or

•	upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions.”

Upon the occurrence of any of the circumstances described above, you may convert your notes into cash, and if applicable, shares of our common stock at an initial Conversion Price per share of $39.07. This represents an initial Conversion Rate of approximately 25.5951 shares of common stock per $1,000 principal amount of notes.

Once the notes are tendered for conversion, we will deliver to you in respect of each $1,000 principal amount of notes surrendered for conversion a “Settlement Amount” equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive trading days during the applicable Cash Settlement Averaging Period.

The “Daily Settlement Amount,” for each of the 20 consecutive trading days during a Cash Settlement Averaging Period, shall consist of:

•	cash equal to the lesser of $50 and the Daily Conversion Value; and

•	to the extent the Daily Conversion Value exceeds $50, a number of shares equal to (A) the difference between the Daily Conversion Value and $50, divided by (B) the Closing Sale Price of our common stock for such day.

The “Daily Conversion Value” means, for each of the 20 consecutive trading days during a Cash Settlement Averaging Period, one-twentieth (1/20) of the product of (1) the Conversion Rate on such day and (2) the Closing Sale Price of our common stock on such day.

The “Cash Settlement Averaging Period” with respect to any note being converted means the 20 consecutive trading-day period beginning on and including the second trading day after a notice of conversion in respect of such note is delivered to the conversion agent, except that with respect to any notice of conversion received after the date of issuance of a notice of redemption as described under “Description of Notes—Optional Redemption of the Notes,” the “Cash Settlement Averaging Period” means the 20 consecutive trading days beginning on and including the day which is the twenty-third scheduled trading day prior to the applicable redemption date.

We will deliver the Settlement Amount to you on the third business day immediately following the last day of the Cash Settlement Averaging Period in respect of such tendered notes.

The Conversion Price will be subject to adjustment in certain circumstances. See “Description of Notes—Conversion Rights—Conversion Price Adjustments.”

If you elect to convert your notes in connection with certain corporate transactions that occur on or prior to November 15, 2015 that constitute a “fundamental change,” other than a fundamental change relating to the composition of our board of directors, and 10% or more of the fair market value of the consideration for the common stock in the corporate transaction consists of (i) cash (not including cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights), (ii) other property or (iii) securities that are not publicly traded (or scheduled to be so traded following such transaction), we will decrease the Conversion Price for the notes surrendered for conversion, which will increase the Conversion Rate by a number of shares of common stock, except in the event that a “public acquirer change of control” occurs and we elect to make the notes convertible into cash and shares of “acquirer common stock.” See “Description of Notes—Conversion Rights—Conversion Upon Specified Transactions,” “—Adjustment to Shares Delivered Upon Conversion Upon Certain Changes of Control” and “—Conversion Upon a Public Acquirer Change of Control.”

Guarantees

The notes are unconditionally guaranteed, jointly and severally, by (i) each of our existing domestic subsidiaries and one of our foreign subsidiaries and (ii) each of our future domestic subsidiaries that guarantees any other indebtedness of us or a subsidiary guarantor in excess of $5 million. The guarantee will be released if we dispose of the subsidiary guarantor or it ceases to guarantee certain other indebtedness of us or any other subsidiary guarantor.

Ranking

The notes are unsecured and will rank equally in right of payment to all of our existing and future senior indebtedness. The notes will rank senior in right of payment to all of our future subordinated indebtedness. Holders of our secured indebtedness have claims with respect to our assets constituting collateral for their indebtedness that are prior to your claims under the notes. Please read “Description of Notes—Ranking.”

As of March 3, 2006, we had approximately $6.2 billion in principal amount of senior indebtedness outstanding, $154 million of which was indebtedness under our secured revolving bank credit facility.

Optional Redemption

We may redeem the notes, in whole at any time, or in part from time to time, on or after November 15, 2015 at a redemption price, payable in cash, of 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and additional interest, if any) up to but not including the date of redemption. See “Description of Notes—Optional Redemption of the Notes.”

Repurchase of Notes at the Option of the Holder

You may require us to repurchase all or a portion of your notes on November 15, 2015, 2020, 2025 and 2030 at 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and additional interest, if any), up to but not including the date of repurchase, payable in cash. See “Description of Notes—Repurchase of Notes at the Option of the Holder.”

Right to Require Repurchase of Notes Upon a Fundamental Change

If a fundamental change, as that term is defined in “Description of Notes—Right to Require Repurchase of Notes Upon a Fundamental Change,” occurs, you may require that we repurchase your notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the fundamental change. We will repurchase the notes for an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and additional interest, if any) up to but not including the date of repurchase, payable in cash. See “Description of Notes—Right to Require Repurchase of Notes Upon a Fundamental Change.”

Sinking Fund	None.

Material U.S. Federal Income Tax Considerations

The notes and any common stock that may be issuable upon conversion of the notes will be subject to special and complex U.S. federal income tax rules applicable to contingent payment debt instruments. You are urged to consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and common stock that may be issuable upon conversion of the notes. See “Risk Factors—Risks Related to the Notes—You should consider the U.S. federal income tax consequences of owning the notes.” and “Material U.S. Federal Income Tax Considerations.”

Book-Entry, Delivery and Form

Initially, the notes will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

Common Stock	Our common stock is listed for trading on the NYSE under the symbol “CHK.”

Risk Factors

An investment in the contingent convertible senior notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the contingent convertible senior notes. See “Risk Factors.”

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, the following factors relating to our company, our preferred stock and our common stock should be considered carefully before making an investment decision.

Risks Relating to Our Business

Oil and gas prices are volatile. A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow from banks is subject to periodic redeterminations based on prices specified by our bank group at the time of redetermination. In addition, we may have ceiling test write-downs in the future if prices fall significantly.

Historically, the markets for oil and gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Declines in oil and gas prices would not only reduce revenue, but could reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and gas prices do not necessarily move in tandem. Because approximately 92% of our reserves at December 31, 2005 are natural gas reserves, we are more affected by movements in natural gas prices.

Our level of indebtedness and preferred stock may adversely affect operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due.

As of December 31, 2005, we had long-term indebtedness of approximately $5.5 billion, $72 million of which was outstanding under our revolving bank credit facility. Our long-term indebtedness represented 47% of our total book capitalization at December 31, 2005. As of March 3, 2006, we had approximately $154 million outstanding under our revolving bank credit facility. We expect to continue to be highly leveraged in the foreseeable future.

Our level of indebtedness and preferred stock affects our operations in several ways, including the following:

•	a portion of our cash flows from operating activities must be used to service our indebtedness and pay dividends on our preferred stock and is not available for other purposes;

•	we may be at a competitive disadvantage as compared to similar companies that have less debt;

•	the covenants contained in the agreements governing our outstanding indebtedness and future indebtedness may limit our ability to borrow additional funds, pay dividends and make certain investments and may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•	additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may have higher costs and more restrictive covenants;

•	changes in the credit ratings of our debt may negatively affect the cost, terms, conditions and availability of future financing, and lower ratings will increase the interest rate and fees we pay on our revolving bank credit facility; and

•	we may be more vulnerable to general adverse economic and industry conditions.

We may incur additional debt, including significant secured indebtedness, or issue additional series of preferred stock in order to make future acquisitions or to develop our properties. A higher level of indebtedness and/or additional preferred stock increases the risk that we may default on our obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

In addition, our bank borrowing base is subject to periodic redetermination. A lowering of our borrowing base could require us to repay indebtedness in excess of the borrowing base, or we might need to further secure the lenders with additional collateral.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial and other resources than we do.

We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation, exploration and production. We face intense competition from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

Many of our competitors have financial and other resources substantially greater than ours, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Significant capital expenditures are required to replace our reserves.

Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flows from operations, our revolving bank credit facility and debt and equity issuances. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas, and our success in developing and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves. If our cash flow from operations is not sufficient to fund our capital expenditure budget, we may not be able to access additional bank debt, debt or equity or other methods of financing on an economic basis to meet these requirements.

If we are not able to replace reserves, we may not be able to sustain production.

Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves and production will decline over time. In addition, approximately 35% of our total estimated proved reserves (by volume) at December 31, 2005 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Our reserve estimates reflect that our production rate on producing properties will decline approximately 24% from 2006 to 2007. Thus, our future oil and natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves.

The actual quantities and present value of our proved reserves may prove to be lower than we have estimated.

This prospectus and the documents incorporated by reference herein contain estimates of our proved reserves and the estimated future net revenues from our proved reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and gas prices and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties.

At December 31, 2005, approximately 35% of our estimated proved reserves (by volume) were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. These reserve estimates include the assumption that we will make significant capital expenditures to develop the reserves, including $1.8 billion in 2006. You should be aware that the estimated costs may not be accurate, development may not occur as scheduled and results may not be as estimated.

You should not assume that the present values referred to in this prospectus and the documents incorporated by reference herein represent the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, the estimates of our present values are based on prices and costs as of the date of the estimates. The December 31, 2005 present value is based on weighted average oil and gas wellhead prices of

$56.41 per barrel of oil and $8.76 per mcf of natural gas. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of an estimate.

Any changes in consumption by oil and gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows.

The timing of both the production and the expenses from the development and production of oil and gas properties will affect both the timing of actual future net cash flows from our proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our recent growth is due in part to acquisitions of exploration and production companies, producing properties and undeveloped leasehold. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. It is our current intention to continue focusing on acquiring properties with development and exploration potential located in the Mid-Continent, the South Texas and Texas Gulf Coast regions, the Permian Basin of West Texas and eastern New Mexico, the Barnett Shale area of north-central Texas and the Ark-La-Tex areas of East Texas and northern Louisiana. To the extent that we acquire properties substantially different from the properties in our primary operating regions or acquire properties that require different technical expertise, we may not be able to realize the economic benefits of these acquisitions as efficiently as in our prior acquisitions. As a result of our recent acquisition of CNR, we also have a significant presence in the Appalachian Basin, principally in West Virginia, eastern Kentucky, eastern Ohio and southern New York, which are areas in which we have not previously developed or explored for oil and natural gas.

We made our acquisition of CNR on the basis of the information available to us at the time of entry into the acquisition agreement and CNR may have liabilities or obligations that are not adequately reflected in this information and we may have limited or no recourse to the seller.

In connection with our recent acquisition of CNR, we had limited opportunity to conduct a review of the information provided by or in respect of CNR prior to the acquisition. CNR may have incurred contractual, financial, regulatory, environmental or other obligations and liabilities that may impact us in the future which were not adequately reflected in the financial and other information regarding CNR upon which we based our evaluation of the acquisition. If the financial and other information upon which we have relied proves to be materially incorrect or incomplete, or we have not reviewed relevant information, it could have a material adverse effect on our consolidated business, financial condition and operations.

We were not entitled to contractual indemnification for the majority of pre-closing liabilities, including environmental liabilities, in our recent acquisition of CNR. We acquired CNR on an “as is” basis with very limited remedies for breaches of representations and warranties. We might incur significant unknown liabilities, including liabilities relating to existing CNR litigation and environmental liabilities, in our acquisition of CNR for which we may have limited or no contractual remedies. A copy of the acquisition agreement was filed by us with the SEC on November 1, 2005 in a current report on Form 8-K, which is incorporated by reference herein.

CNR’s business is located outside our pre-existing geographic area of operations and we may face difficulties integrating its operations with ours.

All of the assets of CNR are located outside our pre-existing geographic area of operations. The areas in which CNR operates are principally West Virginia, eastern Kentucky, eastern Ohio and southern New York. We will face significant challenges in consolidating functions and integrating procedures, personnel and operations in an effective manner. The failure to successfully integrate its business and operations into our business may adversely affect our business and results of operations. The CNR acquisition, and future acquisitions we may make, involve numerous risks, including:

•	potential disruption of our ongoing business;

•	exposure to unknown liabilities, including litigation against CNR or any other companies that we may acquire;

•	our lack of drilling history in the geographic areas in which the acquired business operates;

•	the loss of key members of management of CNR or other acquired companies following the acquisition; and

•	additional costs due to entering new geographic locations and duplication of key talent.

We may not be successful in addressing these risks or any other problems encountered in connection with our acquisition of CNR or any other acquisitions we may make.

Exploration and development drilling may not result in commercially productive reserves.

We do not always encounter commercially productive reservoirs through our drilling operations. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs and equipment;

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions; and

•	compliance with environmental and other governmental requirements.

Future price declines may result in a write-down of our asset carrying values.

We utilize the full cost method of accounting for costs related to our oil and gas properties. Under this method, all such costs (for both productive and nonproductive properties) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the unit-of-production method. However, these capitalized costs are subject to a ceiling test which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and gas reserves discounted at 10% plus the lower of cost or market value of unproved properties. The full cost ceiling is evaluated at the end of each quarter using the prices for oil and gas at that date, adjusted for the impact of derivatives accounted for as cash flow hedges. A significant decline in oil and gas prices from current levels, or other factors, without other mitigating circumstances, could cause a future writedown of capitalized costs and a non-cash charge against future earnings.

Our hedging activities may reduce the realized prices received for our oil and gas sales and require us to provide collateral for hedging liabilities.

In order to manage our exposure to price volatility in marketing our oil and gas, we enter into oil and gas price risk management arrangements for a portion of our expected production. Commodity price hedging may limit the prices we actually realize and therefore reduce oil and gas revenues in the future. The fair value of our oil and gas derivative instruments outstanding as of December 31, 2005 was a liability of approximately $945.8 million. In addition, our commodity price risk management transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•	the counterparties to our contracts fail to perform under the contracts.

Some of our commodity price and interest rate risk management arrangements require us to deliver cash collateral or other assurances of performance to the counterparties in the event that our payment obligations exceed certain levels. As of December 31, 2005, we were required to post a total of $50 million of collateral with our counterparties through letters of credit issued under our bank credit facility with respect to commodity price and financial risk management transactions. As of March 3, 2006, we were required to post $50 million of collateral with our counterparties through letters of credit. Future collateral requirements are uncertain and will depend on arrangements with our counterparties and highly volatile natural gas and oil prices.

Lower oil and gas prices could negatively impact our ability to borrow.

Our revolving bank credit facility limits our borrowings to $2.0 billion, based on our borrowing base. The borrowing base is determined periodically at the discretion of the banks and is based in part on oil and gas prices. Additionally, some of our indentures contain covenants limiting our ability to incur indebtedness in addition to that incurred under our bank credit facility. These indentures limit our ability to incur additional indebtedness unless we meet one of two alternative tests. The first alternative is based on our adjusted consolidated net tangible assets (as defined in the relevant indentures), which is determined using discounted future net revenues from proved oil and gas reserves as of the end of each year. The second alternative is based on the ratio of our adjusted consolidated EBITDA (as defined in the relevant indentures) to our adjusted consolidated interest expense over a trailing twelve-month period. As of the date of this prospectus, we are permitted to incur significant additional indebtedness under both of these debt incurrence tests. Lower oil and gas prices in the future could reduce our adjusted consolidated EBITDA, as well as our adjusted consolidated net tangible assets, and thus could reduce our ability to incur additional indebtedness.

Oil and gas drilling and producing operations can be hazardous and may expose us to environmental liabilities.

Oil and gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these risks occurs, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; and

•	suspension of operations.

Our liability for environmental hazards includes those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We maintain insurance against some, but not all, of the risks described above. Our insurance may not be adequate to cover casualty losses or liabilities. Also, in the future we may not be able to obtain insurance at premium levels that justify its purchase.

Reserve estimates of properties acquired in 2006 have not been prepared by independent petroleum engineers. Our internal estimates may not be as reliable as estimates of those reserves by independent engineers.

Our estimates of proved reserves attributed to our 2006 acquisitions included herein or incorporated by reference in this prospectus have not been reviewed or reported on by independent petroleum engineers. These estimates were prepared by our own engineers and professionals using criteria otherwise in compliance with SEC rules. Furthermore, our internal reserve estimates for these acquisitions are based upon data available to us which may not be as complete as data available on our other properties. Oil and gas pricing can affect estimates of quantities of proved reserves due to impact of pricing on ultimate economic recovery. Estimates prepared by independent engineers might be different than our internal estimates.

The loss of key personnel could adversely affect our business.

We depend, and will continue to depend in the foreseeable future, on the services of our officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil to gas properties, marketing oil and gas production, and developing and executing financing and hedging strategies. Our ability to retain our officers and key employees is important to our continued success and growth. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on our business. We do not maintain key person life insurance on any of our personnel.

Risks Relating to Our Contingent Convertible Senior Notes

Holders of the notes will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness.

Holders of our secured indebtedness, which is comprised primarily of the indebtedness under our revolving bank credit facility, have claims with respect to our assets constituting collateral for their indebtedness that are prior to your claims under the notes. In the event of a default on the notes or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, the secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. The indenture under which the notes will be issued does not limit our ability to incur additional indebtedness or to secure indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. In addition, in certain circumstances a subsidiary may not be required to be, or may be delayed in becoming, a Subsidiary Guarantor. The Notes will be structurally subordinated to any indebtedness of a subsidiary that is not a Subsidiary Guarantor.

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only us to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

On the basis of historical financial information, recent operating history and other factors, we believe that the subsidiary guarantees are being incurred for proper purposes and in good faith and that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, have unreasonably small capital for the business in which it is engaged or have incurred debts beyond its ability to pay those debts as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by the daily closing price per share of our common stock on the New York Stock Exchange for the twenty consecutive trading days beginning on the second trading day after a notice of conversion in respect of the notes is delivered to the conversion agent. Accordingly, if the price of our common stock decreases after you give notice of conversion, the conversion value you receive may be adversely affected.

Your right to convert the notes is conditional, which could impair the value of the notes.

The notes are convertible only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and shares into which the notes would otherwise be convertible. In addition, upon conversion of the notes we will not be required to deliver cash or issue shares to satisfy our conversion obligation until three business days after the twenty-day period during which the value is determined. As a result, the value of your notes surrendered for conversion will be subject to market risk pending settlement.

We may be unable to repurchase your notes as required under the indenture upon a fundamental change or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.

Upon a fundamental change, as defined in the indenture, and on November 15, 2015, 2020, 2025 and 2030, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a fundamental change, the cash due upon repurchases of the notes on November 15, 2015, 2020, 2025 and 2030 or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our revolving bank credit facility or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under such agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of Notes—Repurchase of Notes at the Option of the Holder,” “—Right to Require Repurchase of Notes Upon a Fundamental Change” and “—Payment Upon Conversion.”

The adjustment to the Conversion Rate for notes converted in connection with certain changes of control may not adequately compensate holders for the lost option time value of their notes as a result of such change of control and may not be enforceable.

If certain changes of control occur on or prior to November 15, 2015, we will increase the Conversion Rate as to the notes converted in connection with the changes of control. The increase in the Conversion Rate will be determined based on the date on which the change of control becomes effective and the price paid per share of common stock in the change of control as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Certain Changes of Control.” While this adjustment is designed to compensate you for the lost option time value of your notes as a result of certain changes of control, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the change of control is less than $30.05 (subject to adjustment), or if we exercise our right to cause the conversion obligation to be assumed by a public acquirer as described in “Description of Notes—Conversion Rights—Conversion Upon a Public Acquirer Change in Control,” there will be no such adjustment. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but excluding, the repurchase date. In addition, pursuant to the terms of the notes, we may not enter into certain mergers unless, among other things, the surviving entity assumes all of our obligations under the indenture and the notes.

Conversion of the notes could dilute the ownership of existing stockholders.

The conversion of some or all of the notes could dilute the ownership interests of existing stockholders to the extent that shares of our common stock are issued upon conversion. Any sales in the public market of the common stock that may be issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

You should consider the U.S. federal income tax consequences of owning the notes.

Under the indenture governing the notes, we will agree, and by acceptance of a beneficial interest in a note each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For U.S. federal income tax purposes, interest income on the notes will accrue at the rate of 6.86% per year, payable semi-annually, which rate represents our determination of the yield at which we could issue a comparable non-contingent, non-convertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes. A U.S. Holder (as that term is defined in “Material U.S. Federal Income Tax Considerations”) will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a U.S. Holder generally will recognize taxable income significantly in excess of the interest payments received while the notes are outstanding.

A United States Holder will also recognize gain or loss on the sale, conversion, exchange, redemption or retirement of a note in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement of the note, including the fair market value of our common stock received, and the U.S. Holder’s adjusted tax basis in the note. Any gain recognized on the sale, conversion, exchange, redemption or retirement of a note generally will be ordinary interest income and any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus under the heading “Material U.S. Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The price at which the notes are convertible into cash and, if applicable, shares of common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes—Conversion Rights—Conversion Price Adjustments.” If the Conversion Price is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, as a holder of the notes you would be required to include an amount in income for United States federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax requirements, which we may withhold from cash payments of interest on the notes. The adjustment to the Conversion Rate of notes converted in connection with certain changes of control, as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Certain Changes of Control,” also may be treated as a taxable distribution. Please read “Material U.S. Federal Income Tax Considerations.”

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

For purposes of determining the ratio of earnings to fixed charges and preferred dividends, earnings are defined as net income before income taxes, cumulative effect of accounting changes, pretax gain or loss of equity investees, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized and excluding the effect of unrealized gains or losses on interest rate derivatives), and amortization of debt expenses and discount or premium relating to any indebtedness. Preferred dividends consist of preferred stock dividends “grossed up” to reflect the pre-tax amount.

	Year Ended December 31,										Nine Months Ended September 30,
	2000		2001		2002		2003		2004		2005
Ratio of earnings to fixed charges and preferred dividends	2.8	x	4.2	x	1.3	x	3.3	x	3.7	x	3.7	x

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the contingent convertible senior notes or the common stock contemplated by this prospectus. Please read “Selling Securityholders” for a list of the persons receiving proceeds from the sale of the contingent convertible senior notes or the underlying common stock.

BUSINESS

We are the second largest independent producer of natural gas in the United States, owning interests in approximately 30,600 producing oil and gas wells that are currently producing approximately 1.5 bcfe per day, 92% of which is natural gas. Our strategy is focused on discovering, developing and acquiring onshore natural gas reserves primarily in the southwestern U.S. and secondarily in the Appalachian Basin of the eastern U.S. Our most important operating area has historically been the Mid-Continent region of the U.S., which includes Oklahoma, Arkansas, Kansas and the Texas Panhandle, and is where 51% of our proved oil and natural gas reserves are located. During the past four years, we have also built significant positions in the South Texas and Texas Gulf Coast regions, the Permian Basin of West Texas and eastern New Mexico, the Barnett Shale area of north-central Texas, the Ark-La-Tex area of East Texas and northern Louisiana and most recently, the emerging Fayetteville Shale play located in Arkansas. As a result of our recent acquisition of the holding company of Columbia Natural Resources, LLC and certain affiliated entities (“CNR”), we now own a significant presence in the Appalachian Basin, principally in West Virginia, eastern Kentucky, eastern Ohio and southern New York.

As of December 31, 2005, we had 7.5 tcfe of proved reserves, of which 92% are natural gas and all of which are onshore. During 2005, we replaced our 469 bcfe of production with an internally estimated 3.088 tcfe of new proved reserves, for a reserve replacement rate of 659%. Reserve replacement through the drillbit was 1.047 tcfe, or 223% of production (including a positive 17 bcfe from performance revisions and a positive 24 tcfe from oil and natural gas price increases), and reserve replacement through acquisitions was 2.041 tcfe, or 436% of production. Our proved reserves grew by 53% during 2005, from 4.9 tcfe to 7.5 tcfe.

During 2005, we led the nation in drilling activity with an average utilization of 73 operated rigs and 66 non-operated rigs. Through this drilling activity, we drilled 902 (686 net) operated wells and participated in another 1,066 (130 net) wells operated by other companies. We added approximately 1.047 tcfe of proved oil and natural gas reserves through our drilling efforts. Our success rate was 98% for operated wells and 95% for non-operated wells. As of December 31, 2005, our proved developed reserves were 65% of our total proved reserves. In 2005, we added approximately 1,200 new employees and invested $362 million in leasehold (exclusive of leases acquired through acquisitions) and 3-D seismic data, all of which we consider the building blocks of future value creation.

From January 1, 1998 through December 31, 2005, we have been one of the most active consolidators of onshore U.S. natural gas assets, having purchased approximately 5.9 tcfe of proved reserves, at a total cost of approximately $10.3 billion (including $2.2 billion for unproved leasehold, but excluding $809 million of deferred taxes established in connection with certain corporate acquisitions) for a per proved mcfe acquisition cost of $1.37.

During 2005, we were especially active in the acquisitions market. Acquisition expenditures totaled $4.9 billion through December 31, 2005 (including $1.4 billion for unproved leasehold, but excluding $252 million of deferred taxes established in connection with certain corporate acquisitions). Through these acquisitions, we have acquired an internally estimated 2.0 tcfe of proved oil and natural gas reserves at a per proved mcfe acquisition cost of $1.74.

On November 14, 2005, we acquired CNR and its significant natural gas reserves, acreage and mid-stream assets for approximately $3.02 billion, of which $2.2 billion was in cash and $0.82 billion was in assumed liabilities related to CNR’s prepaid sales agreement, hedging positions and other liabilities. The CNR assets consist of 125 mmcfe per day of natural gas production, 1.3 tcfe of proved reserves and approximately 3.2 million net acres of U.S. oil and gas leasehold, which we estimate have over 9,000 additional undrilled locations with reserve potential. CNR also owns extensive mid-stream natural gas assets, including over 6,500 miles of natural gas gathering lines.

Additional information concerning our company is included in our reports and other documents incorporated by reference in this prospectus. Please read “Where You Can Find More Information.”

DESCRIPTION OF NOTES

We issued our 2.75% Contingent Convertible Senior Notes due 2035 (the “Notes”) under an Indenture dated as of November 8, 2005 (the “Indenture”), among the Company, as issuer, the Subsidiary Guarantors, as guarantors, and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the Notes and the Indenture. These descriptions do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Notes and the Indenture. You may request a copy of the Indenture at our address set forth under the heading “Where You Can Find More Information”.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “Company” and “we” refer only to Chesapeake Energy Corporation and not to any of its subsidiaries.

General

The Company initially issued $690,000,000 in aggregate principal amount of the Notes. The Company is permitted to issue additional Notes under the Indenture in an unlimited aggregate principal amount (“Add-On Notes”). Any Add-On Notes that are actually issued will be treated as issued and outstanding Notes (as the same class as the initial Notes) for all purposes of the Indenture and this “Description of Notes” unless the context indicates otherwise. Each Note will mature on November 15, 2035 and will bear interest at the rate of interest per annum indicated on the cover page of this prospectus. We will also pay contingent interest on the Notes in the circumstances described under “—Contingent Interest” below.

Interest on the Notes began accruing on November 8, 2005 at an annual rate of 2.75%, payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2006. We will make each interest payment to the Holders of record of the Notes at the close of business on the May 1 or November 1 preceding such interest date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal, premium, if any, and interest will be payable at the offices of the Trustee and the paying agent, provided that, at the option of the Company, payment of interest on Notes not in global form may be made by check mailed to the address of the Person entitled thereto as it appears in the register of the Notes maintained by the registrar. Initially, the Trustee will also act as paying agent, conversion agent and registrar for the Notes.

The Notes are unsecured senior obligations of the Company. The Notes rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and rank senior in right of payment to all future Subordinated Indebtedness of the Company.

Under the Indenture, we and each Holder of the Notes agreed, for U.S. federal income tax purposes, to treat the Notes as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments and to accrue interest on the Notes at our “comparable yield.” For a discussion of the tax consequences of an investment in the Notes, see “Material U.S. Federal Income Tax Considerations.”

Guarantees

On the Issue Date, all the existing domestic subsidiaries and one foreign subsidiary of the Company fully and unconditionally guaranteed, on a joint and several basis, the Company’s obligations to pay principal of, premium, if any, and interest on the Notes. The Indenture provides that each Person that becomes a domestic Subsidiary after the Issue Date and guarantees any other Indebtedness of the Company or a Subsidiary Guarantor in excess of a De Minimis Guaranteed Amount will guarantee the payment of the Notes within 180 days after the later of (i) the date it becomes a domestic Subsidiary and (ii) the date it guarantees such other Indebtedness, provided that no guarantee shall be required if the Subsidiary merges into the Company or an existing Subsidiary Guarantor and the surviving entity remains a Subsidiary Guarantor.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the respective net assets of each Subsidiary Guarantor at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Guarantee could be reduced to zero. Please read “Risk Factors—Risks Related to the Notes—A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only us to satisfy claims.”

Subject to the next succeeding paragraph, no Subsidiary Guarantor may consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Indenture and the Notes pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, and

(2) immediately after such transaction, no Event of Default, or any event which is, or after notice or passage of time would be, an Event of Default, exists.

The preceding does not prohibit a merger between Subsidiary Guarantors or a merger between the Company and a Subsidiary Guarantor.

In the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, or a sale or other disposition of all the Capital Stock of such Subsidiary Guarantor, in any case whether by way of merger, consolidation or otherwise, then such Subsidiary Guarantor (in the event of a sale or other disposition by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the Person acquiring the assets (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Guarantee. Further, a Subsidiary Guarantor will be released and relieved from any obligations under its Guarantee if it ceases to guarantee any other Indebtedness of the Company or any other Subsidiary Guarantor other than a De Minimis Guaranteed Amount or the Indenture is satisfied and discharged as described below under “—Discharge of the Indenture.”

Ranking

Senior Indebtedness versus Notes. The Indebtedness evidenced by the Notes and the Guarantees are unsecured and will rank pari passu in right of payment to all Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be.

As of March 3, 2006, the Company and the Subsidiary Guarantors had approximately $6.2 billion in principal amount of Senior Indebtedness outstanding, $154 million of which was indebtedness under our secured revolving bank credit facility.

The Notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors (including obligations with respect to our revolving bank credit facility) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes. A substantial portion of the Company’s operations is conducted through its subsidiaries. Claims of creditors of any subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company’s creditors, including Holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the Company’s subsidiaries that are not Subsidiary Guarantors. As of the Issue Date, all of the Company’s existing domestic subsidiaries and one of the Company’s foreign subsidiaries were Subsidiary Guarantors.

Contingent Interest

We will pay contingent interest to Holders of the Notes during any six-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the six-month period ending May 14, 2016, if the average trading price per $1,000 principal amount of the Notes for the five trading-day period ending on the third day immediately preceding the first day of such six-month interest period equals 120% or more of the principal amount of the Notes.

During any interest period in which contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the Notes will equal 0.50% per annum of the average trading price of $1,000 principal amount of Notes during the five trading-day measuring period ending on the third day immediately preceding the applicable six-month interest period used to determine whether contingent interest must be paid.

Contingent interest, if any, will accrue from the first day of any interest period and be payable on the interest payment date at the end of the relevant six-month period to Holders of the Notes as of the record date relating to such interest payment date.

We will pay contingent interest, if any, in the same manner as we will pay interest described above under “—General” and your obligations in respect of the payment of contingent interest in connection with the conversion of any Notes will also be the same as described below under “—Payment Upon Conversion.” Upon determination that Holders of Notes will be entitled to receive contingent interest which may become payable during a relevant period, on or prior to the start of such period, we will provide notice to the Trustee setting forth the amount of contingent interest per $1,000 principal amount of Notes and disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases.

The Trustee will determine the trading price.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per Note obtained by the Trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers of the Notes, provided that if at least two such bids cannot reasonably be obtained by the Trustee, but one such bid can reasonably be obtained by the Trustee, this one bid will be used. If the Trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of the Notes will equal (a) the applicable Conversion Rate of the Notes multiplied by (b) the Closing Sale Price (as defined under “—Conversion Rights—Conversion Upon Satisfaction of Common Stock Price Condition”) of our common stock on such determination date.

Conversion Rights

Subject to the restrictions described in this “Description of Notes,” a Holder may convert any outstanding Notes into cash and, if applicable, shares of our common stock at an initial “Conversion Price” per share of $39.07 in accordance with the conversion mechanism described below. This represents an initial “Conversion Rate” of approximately 25.5951 shares of our common stock per $1,000 principal amount of the Notes. The Conversion Price and resulting Conversion Rate are, however, subject to adjustment as described below under “—Conversion Price Adjustments” and with respect to certain conversions occurring in connection with certain specified corporate transactions constituting a change in control as described below under “—Conversion Upon Specified Corporate Transactions.” A Holder may convert Notes only in denominations of $1,000 and integral multiples of $1,000.

General

Under the circumstances discussed below, Holders may surrender Notes for conversion, in whole or in part, into cash and, if applicable, shares of our common stock at any time on or before the close of business on the Maturity Date, unless their Notes have been previously redeemed or repurchased. A Holder’s right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that Note, unless we default in making the payment due upon redemption or repurchase. In addition, if a Holder has exercised its right to require us to repurchase its Notes, such Holder may convert its Notes into shares of our common stock only if it withdraws its notice and converts its Notes before the close of business on the business day immediately preceding such repurchase date.

Holders may convert their Notes only in the following circumstances:

•	prior to November 15, 2033, during any calendar quarter (and only during such calendar quarter) commencing after the Issue Date, if the Closing Sale Price (as defined below under “—Conversion Upon Satisfaction of Common Stock Price Condition”) of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 125% of the Conversion Price on such last trading day;

•	on or after November 15, 2033, at all times on or after any date on which the Closing Sale Price of our common stock is more than 125% of the Conversion Price of the Notes;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes for each such trading day was less than 95% of the average of the Closing Sale Prices of our common stock during such five trading-day period multiplied by the then current Conversion Rate;

•	if we have called the particular Notes for redemption and the redemption has not yet occurred; or

•	upon the occurrence of specified corporate transactions.

We describe each of these circumstances in greater detail below.

Subject to certain exceptions described below under “—Conversion Upon Specified Corporate Transactions,” upon conversion of Notes, Holders will be entitled to receive, per $1,000 principal amount of Notes, cash and, if applicable, shares of our common stock, the aggregate value of which is equal to the Settlement Amount as set forth under “—Payment Upon Conversion” below.

Conversion Upon Satisfaction of Common Stock Price Condition

Prior to November 15, 2033, with respect to any calendar quarter commencing after the Issue Date, a Holder may surrender any of its Notes for conversion during such calendar quarter (and only during such quarter) if the

Closing Sale Price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 125% of the Conversion Price on such last trading day.

On or after November 15, 2033, a Holder may surrender any of its Notes for conversion at all times on or after any date on which the Closing Sale Price of our common stock is more than 125% of the Conversion Price.

The term “trading day” means a day during which (i) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on Nasdaq or, if our common stock is not quoted on Nasdaq, on the principal other market on which our common stock is then traded and (ii) there is no Market Disruption Event.

The “Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of our common stock.

“Market Disruption Event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your Notes for conversion prior to maturity during the five business-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes, as determined by the Trustee following a request by a Holder of Notes in accordance with the procedures described below, for each trading day of such five trading-day period was less than 95% of the product of the average of the Closing Sale Prices of our common stock for such five trading-day period and the then current Conversion Rate.

The Trustee shall have no obligation to determine the trading price of the Notes for this purpose unless we have requested such determination in writing, and we shall have no obligation to make such request unless a Holder provides us with reasonable evidence that the trading price of the Notes on any date would be less than 95% of the product of the Closing Sale Price on such date and the Conversion Rate then in effect. At such time, we shall instruct the Trustee to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price of the Notes is greater than or equal to 95% of the product of the Closing Sale Price and the Conversion Rate.

For this purpose, the “trading price” of the Notes on any date of determination shall be as set forth under “—Contingent Interest,” except that if the Trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of the Notes will be deemed to be less than 95% of the applicable Conversion Rate of the Notes multiplied by the Closing Sale Price on such determination date, provided that the foregoing shall not be applicable in the context of the determination of the trading price of the Notes for any six-month period for the purpose of determining whether contingent interest is payable as set forth under “—Contingent Interest.”

Conversion Upon Notice of Redemption

A Holder may surrender for conversion any Note called for redemption at any time prior to the close of business on the day that is one business day prior to the redemption date, even if the Notes are not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average of the Closing Sale Prices of our common stock for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•	distribute to all or substantially all holders of our common stock cash, other assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the Closing Sale Price of our common stock on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the Holders of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, Holders may surrender their Notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the Holder of a Note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then applicable Conversion Price) without conversion of such Holder’s Notes.

In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into (or holders of such shares would be entitled to receive) cash, securities or other property, a Holder may surrender its Notes for conversion at any time from and after the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction. If the transaction also constitutes a Fundamental Change (as described below), such Holder can instead require us to repurchase all or a portion of its Notes as described under “—Right to Require Repurchase of Notes Upon a Fundamental Change.”

Payment Upon Conversion

Subject to certain exceptions described below under “—Adjustment to Shares Delivered Upon Conversion Upon Certain Changes of Control,” we will deliver to Holders in respect of each $1,000 principal amount of Notes surrendered for conversion a “Settlement Amount” equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive trading days during the applicable Cash Settlement Averaging Period.

The “Daily Settlement Amount,” for each of the 20 consecutive trading days during a Cash Settlement Averaging Period, shall consist of:

•	cash equal to the lesser of $50 and the Daily Conversion Value; and

•	to the extent the Daily Conversion Value exceeds $50, a number of shares equal to (A) the difference between the Daily Conversion Value and $50, divided by (B) the Closing Sale Price of our common stock for such day.

The “Daily Conversion Value” means, for each of the 20 consecutive trading days during a Cash Settlement Averaging Period, one-twentieth (1/20) of the product of (1) the Conversion Rate on such day and (2) the Closing Sale Price of our common stock on such day.

The “Cash Settlement Averaging Period” with respect to any Note being converted means the 20 consecutive trading-day period beginning on and including the second trading day after a notice of conversion in respect of such Note is delivered to the conversion agent, except that with respect to any notice of conversion received after the date of issuance of a notice of redemption as described under “—Optional Redemption of the Notes,” the “Cash Settlement Averaging Period” means the 20 consecutive trading days beginning on and including the day which is the twenty-third scheduled trading day prior to the applicable redemption date.

If we reclassify our common stock or we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, then, except as described below under “—Conversion Upon a Public Acquirer Change in Control,” the right to convert a Note into cash and shares will be changed into a right to convert a Note into cash (up to the aggregate principal amount thereof) and the same type (and in the same proportion) of consideration received by holders of our common stock in these types of events (the “reference property”), based on the Daily Conversion Values of reference property, in an amount equal to the applicable Settlement Amount. If the transaction also constitutes a Fundamental Change, a holder can require us to repurchase all or a portion of its Notes as described under “—Right to Require Repurchase of Notes Upon a Fundamental Change.”

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

In addition, for purposes of the foregoing, the Daily Conversion Values of reference property (or acquirer common stock in the event we make the election referred to under “—Conversion Upon a Public Acquirer Change of Control”) will be determined by reference to (i) in the case of any security that constitutes reference property that is traded on a United States national securities exchange or the Nasdaq National Market or in the case of acquirer common stock, the closing sale price of such security or common stock, which shall be determined in a manner similar to the determination of the Closing Sale Price of our common stock, (ii) in the case of any other property other than cash, the value thereof as determined by two independent nationally recognized investment banks as of the effective date of the transaction and (iii) in the case of cash, at 100% of the amount thereof.

We will deliver the Settlement Amount to Holders who have tendered Notes for conversion on the third business day immediately following the last day of the Cash Settlement Averaging Period in respect of such Notes.

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the average of the Closing Sale Prices on each day during the relevant Cash Settlement Averaging Period. For purposes of the foregoing, fractional shares arising from the calculation of the Daily Settlement Amount for any day in the Cash Settlement Averaging Period shall be aggregated with fractional shares for all other days in such period in determining the Settlement Amount, and any whole shares resulting therefrom shall be issued and any remaining fractional shares shall be paid in cash.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the cash portion of the Settlement Amount for all Notes tendered for conversion. See “Risk Factors—Risks Related to the Notes—We may be unable to repurchase your notes as required under the indenture upon a fundamental change or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.”

Delivery of the Settlement Amount and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the Notes and accrued interest (including contingent interest and additional interest, if any) payable on the Notes, except as described below. Accrued interest (including contingent interest and additional interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the Conversion Price to account for accrued and unpaid interest (including contingent interest and additional interest, if any).

Except as described in this paragraph, no Holder of Notes will be entitled, upon conversion of the Notes, to any actual payment or adjustment on account of accrued and unpaid interest (including contingent interest and additional interest, if any) on a converted Note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion of such Notes. If Notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the Maturity Date, Holders of such Notes at the close of business on the regular record date will receive the interest (including contingent interest and additional interest, if any) payable on such Notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the Holder surrenders the Note for conversion, the Holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including contingent interest and additional interest, if any) on the principal amount to be converted. The foregoing sentence shall not apply to Notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, or to Notes surrendered for conversion on the interest payment date.

With respect to any Notes that are “restricted securities” on the date of conversion, the shares of common stock distributed upon conversion will be treated as “restricted securities,” will bear a legend to such effect and will not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. All such shares will be issued in physical certificated form and will not be eligible for receipt in global form through the facilities of DTC. With respect to Notes that are no longer “restricted securities” on a conversion date, either as a result of a resale of the Notes pursuant to the shelf registration statement or otherwise, all shares of common stock distributed upon conversion will be freely transferable without restriction under the Securities Act (other than by our affiliates), and such shares will be eligible for receipt in global form through the facilities of DTC.

Conversion Procedures

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the Indenture, together, if the Notes are in certificated form, with the certificated security, to the Trustee who will, on your behalf, convert the Notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the Trustee. If a Holder of a Note has delivered notice of its election to have such Note repurchased at the option of such Holder on November 15, 2015, 2020, 2025 and 2030 or as a result of a Fundamental Change, such Note may be converted only if the notice of election is withdrawn as described under “—Repurchase of Notes at the Option of the Holder” or “—Right to Require Repurchase of Notes Upon a Fundamental Change.”

Conversion Price Adjustments

The Conversion Price is subject to adjustment in certain events, including those set forth below:

•	any payment of a dividend (or other distribution) payable in shares of common stock on any class of our Capital Stock;

•

any issuance to all holders of shares of common stock of rights, options or warrants entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average of the Closing Sale Prices of our common stock for the ten trading days immediately preceding the date that such distribution was first publicly announced;

provided, however, that no adjustment shall be made with respect to such a distribution if Holders of the Notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such Holders had converted their Notes solely into common stock immediately prior to such distribution at the then applicable Conversion Price;

•	any subdivision, combination or reclassification of our common stock;

•	any dividend or distribution to all holders of shares of our common stock (other than a dividend or distribution referred to in the second bullet point above) made pursuant to any shareholder rights plan, “poison pill” or similar arrangement;

•	any distribution by us consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarterly period does not exceed $0.065 (the “dividend threshold amount”); the dividend threshold amount is subject to adjustment under the same circumstances under which the Conversion Price is subject to adjustment; provided, however, that no adjustment will be made to the dividend threshold amount for any adjustment made to the Conversion Price pursuant to this clause, in which event the Conversion Price will be adjusted by multiplying:

(1) the Conversion Price by

(2) a fraction, the numerator of which will be the Market Value of a share of our common stock minus the amount per share of such dividend increase (as determined below) or distribution and the denominator of which will be the Market Value of a share of our common stock.

If an adjustment is required to be made under this clause as a result of a cash dividend in any quarterly period that exceeds the dividend threshold amount, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount (the dividend increase). If an adjustment is otherwise required to be made under this clause, the adjustment would be based upon the full amount of the distribution. Notwithstanding the foregoing, in no event will the Conversion Price be less than $30.05, subject to adjustment in accordance with the first, second, third, fourth, sixth and seventh bullet points under this caption “—Conversion Price Adjustments”;

•	the completion of a tender or exchange offer made by us or any of our subsidiaries for shares of our common stock that involves an aggregate consideration that, together with (a) any cash and other consideration payable in a tender or exchange offer by us or any of our subsidiaries for shares of our common stock expiring within the then preceding 12 months in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in the preceding bullet point to all holders of shares of common stock within the then preceding 12 months in respect of which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of such tender offer; or

•	a distribution to all holders of common stock consisting of evidences of indebtedness, shares of Capital Stock other than common stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above); provided, however, that no adjustment shall be made with respect to such a distribution if Holders of the Notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such Holders had converted their Notes solely into common stock immediately prior to such distribution at the then applicable Conversion Price.

Upon any adjustment to the Conversion Price, the Conversion Rate will be adjusted accordingly. No adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Price; provided, however, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% or more of the Conversion Price, no later than November 15 of each calendar year. We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. If we elect to make such a reduction in the Conversion Price, we will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

The term “Market Value” means the average Closing Sale Price of the common stock for a five consecutive trading-day period ending immediately prior to the date of determination.

The Conversion Price will not be adjusted for the issuance of our common stock (or securities convertible into or exchangeable for our common stock), except as described above. For example, and not by way of limitation, the Conversion Price will not be adjusted upon the issuance of shares of our common stock:

•	under any present or future employee benefit plan or program of ours;

•	in connection with an acquisition made by us; or

•	pursuant to the exercise of any option, warrant or right to purchase our common stock, the exchange of any exchangeable security for our common stock or the conversion of any convertible security into our common stock (except as expressly set forth above).

Adjustment to Shares Delivered Upon Conversion Upon Certain Changes of Control

If you elect to convert your Notes in connection with a corporate transaction described above under “—Conversion Upon Specified Corporate Transactions” that occurs on or prior to November 15, 2015 that constitutes a Fundamental Change as defined under “—Right to Require Repurchase of Notes Upon a Fundamental Change” (other than a Fundamental Change relating to the composition of our board of directors) and 10% or more of the fair market value of the consideration for the common stock in the corporate transaction consists of (i) cash (not including cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights), (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, which we refer to as a “non-stock change in control,” we will decrease the Conversion Price for the Notes surrendered for conversion, which will increase the Conversion Rate by a number of shares (“the additional shares”) as described below, except that we will not make such adjustment if a public acquirer change of control occurs and we have made the election described below under “—Conversion Upon a Public Acquirer Change of Control.”

The increase in the Conversion Rate will be expressed as a number of additional shares per $1,000 principal amount of Notes and will be determined by reference to the table below, based on the date on which the corporate transaction constituting a non-stock change in control becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in such corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the Closing Sale Prices of our common stock on the five trading days prior to but not including the effective date of the non-stock change in control.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the Conversion Price of the Notes is adjusted, as described above under “—Conversion Price Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Price as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Price as set forth under “—Conversion Price Adjustments” above.

The following table sets forth the increase in the Conversion Rate, expressed as a number of additional shares to be received per $1,000 principal amount of Notes.

	Share Price
Effective date	$30.05	$31.00	$32.00	$33.00	$34.00	$35.00	$40.00	$45.00	$50.00	$60.00	$70.00	$80.00	$100.00	$125.00
November 8, 2005	7.68	7.40	6.95	6.54	6.15	5.80	4.36	3.33	2.58	1.57	0.96	0.58	0.18	0.00
November 15, 2006	7.68	7.46	7.00	6.57	6.18	5.81	4.34	3.30	2.54	1.54	0.93	0.56	0.16	0.00
November 15, 2007	7.68	7.51	7.03	6.59	6.19	5.81	4.31	3.25	2.49	1.49	0.89	0.53	0.15	0.00
November 15, 2008	7.68	7.56	7.06	6.60	6.19	5.80	4.25	3.18	2.41	1.41	0.83	0.48	0.13	0.00
November 15, 2009	7.68	7.55	7.04	6.56	6.14	5.74	4.16	3.07	2.30	1.32	0.76	0.43	0.11	0.00
November 15, 2010	7.68	7.57	7.03	6.54	6.09	5.67	4.04	2.94	2.17	1.21	0.69	0.38	0.09	0.00
November 15, 2011	7.68	7.48	6.91	6.39	5.93	5.50	3.82	2.71	1.95	1.04	0.56	0.29	0.04	0.00
November 15, 2012	7.68	7.35	6.75	6.20	5.71	5.26	3.52	2.41	1.67	0.83	0.42	0.20	0.01	0.00
November 15, 2013	7.68	7.14	6.49	5.89	5.37	4.89	3.08	1.97	1.28	0.56	0.24	0.10	0.00	0.00
November 15, 2014	7.60	6.83	6.08	5.39	4.81	4.28	2.34	1.29	0.72	0.23	0.08	0.03	0.00	0.00
November 15, 2015	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The share prices and additional share amounts set forth above are based upon a Closing Sale Price of $30.05 on November 2, 2005 and an initial Conversion Price of $39.07.

The maximum number of additional shares of common stock by which the Conversion Rate may be increased is 7.68 per $1,000 principal amount of Notes. Notwithstanding the foregoing, in no event will the Conversion Rate exceed 33.2779 per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Price as set forth under “—Conversion Price Adjustments” above.

The exact share prices and effective dates may not be set forth in the table above, in which case if the share price is:

•	between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $125.00 per share (subject to adjustment in the same manner as the Conversion Price), no increase in the Conversion Rate will be made; and

•	less than $30.05 per share (subject to adjustment in the same manner as the Conversion Price), no increase in the Conversion Rate will be made.

Our obligations to deliver any additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Upon a Public Acquirer Change in Control

Notwithstanding the foregoing, in the case of a non-stock change in control constituting a “public acquirer change in control” (as defined below) we may, in lieu of adjusting the Conversion Rate in the manner described above in “—Adjustment to Shares Delivered Upon Conversion Upon Certain Changes of Control,” elect to adjust the Conversion Rate and the related conversion obligation such that, from and after the effective date of such public acquirer change in control, the right to convert a Note will be changed into a right to convert a Note into a number of shares of “acquirer common stock” (as defined below) at the Conversion Rate specified below. We may make such election at any time prior to the twentieth day immediately preceding the proposed effective date of the public acquirer change in control, and if made, such election shall be irrevocable. In the event we make such election, upon conversion we will deliver cash and shares of acquirer common stock, if any, in the same manner described above under “—Payment Upon Conversion.” The Conversion Rate on and following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the Conversion Rate in effect immediately prior to the effective date of such public acquirer change in control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change in control (the “valuation period”), of:

(i) the “acquisition value” of our common stock on each such trading day in the valuation period, divided by

(ii) the Closing Sale Price of the acquirer common stock on each such trading day in the valuation period.

The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change in control, as follows:

•	for any cash, 100% of the face amount of such cash;

•	for any acquirer common stock, 100% of the Closing Sale Price of such acquirer common stock on each such trading day; and

•	for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the Trustee for this purpose.

After the adjustment of the Conversion Rate in connection with a public acquirer change in control, the Conversion Rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.

A “public acquirer change in control” is any transaction described in the third bullet point of the definition of Fundamental Change below where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate ordinary voting power of all shares of such acquirer’s Capital Stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change in control. We refer to such acquirer’s or other entity’s class of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change in control as the “acquirer common stock.”

Optional Redemption of the Notes

Beginning on November 15, 2015, we may redeem the Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) up to but not including the date of redemption. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to Holders of the Notes.

If we choose to redeem less than all of the Notes at any time, the Trustee will select or cause to be selected the Notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the Trustee may select for redemption portions of the principal amount of any Note in principal amounts of $1,000 and integral multiples thereof.

For a discussion of the tax treatment to a Holder of the Notes upon optional redemption by us, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Conversion, Exchange, Redemption or Retirement of the Notes” and “—Non-U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes or Common Stock.”

Mandatory Redemption

Except as described in this prospectus under “—Repurchase of Notes at the Option of the Holder” and “—Right to Require Repurchase of Notes Upon a Fundamental Change”, we are not required to repurchase or redeem the Notes. There are no sinking fund payments.

Repurchase of Notes at the Option of the Holder

A Holder has the right to require us to repurchase all or a portion of its Notes on November 15, 2015, 2020, 2025 and 2030. We will repurchase the Notes as to which these redemption rights are exercised for an amount of cash equal to 100% of the principal amount of the Notes on the date of repurchase, plus accrued and unpaid interest (including contingent interest and additional interest, if any) up to but not including the date of repurchase.

We will be required to give notice on a date not less than 30 business days prior to each date of repurchase to the Trustee and all Holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that Holders must follow to require us to repurchase their Notes.

Our ability to repurchase Notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the Notes, we cannot assure you that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the Notes and to pay the repurchase price for all the Notes we may be required to repurchase. Our ability to pay cash to Holders electing to require us to repurchase the Notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. See “Risk Factors—Risks Related to the Notes—We may be unable to repurchase your notes as required under the indenture upon a fundamental change or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.”

No Notes may be repurchased at the option of Holders if there has occurred and is continuing an Event of Default with respect to the Notes, other than a default in the payment of the repurchase price with respect to such Notes.

Right to Require Repurchase of Notes Upon a Fundamental Change

If a Fundamental Change (as defined below) occurs, each Holder of Notes may require that we repurchase the Holder’s Notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the Fundamental Change. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest and additional interest, if any) up to but not including the date of repurchase.

“Fundamental Change” means the occurrence of one or more of the following events:

•	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to Permitted Holders;

•	the adoption of a plan, the consummation of which would result in our liquidation or dissolution;

•

the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our Voting Stock;

provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of our Voting Stock than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors (for the purposes of this provision, such other person or group shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person or group is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

•	during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our common stock ceases to be listed on a national securities exchange or quoted on Nasdaq or another over-the-counter market in the United States.

However, a Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such transaction) (and as a result of such merger or consolidation the Notes are convertible into cash and the consideration received by holders of our common stock as set forth under “—Conversion Rights—Payment Upon Conversion”).

For purposes of the definition of “Fundamental Change,” the term “Permitted Holders” means Aubrey K. McClendon and Tom L. Ward and their respective affiliates (as defined in Rule 405 of the Securities Act).

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale, lease or transfer is of “all or substantially all” of our assets.

On or before the 30th day after a Fundamental Change, we must mail to the Trustee and all Holders of the Notes a notice of the occurrence of the Fundamental Change offer, stating:

•	the repurchase date;

•	the date by which the repurchase right must be exercised;

•	the repurchase price for the Notes; and

•	the procedures which a Holder of Notes must follow to exercise the repurchase right.

The effect of these provisions granting the Holders the right to require us to repurchase the Notes upon the occurrence of a Fundamental Change may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to Holders of Notes following the occurrence of a Fundamental Change may be limited by our then existing indebtedness, financing agreements or financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may be unable to repurchase your notes as required under the indenture upon a fundamental change or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.”

Our obligation to make a repurchase in the event of a Fundamental Change will be satisfied if a third party makes the Fundamental Change offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a Fundamental Change offer made by us and purchases all Notes properly tendered and not withdrawn under the Fundamental Change offer.

If a Fundamental Change occurs and the Holders exercise their rights to require us to repurchase Notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

Procedures Upon Repurchase of Notes at the Option of Holder or Upon a Fundamental Change

On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the Notes which is to be paid on the date of repurchase. Payment of the repurchase price for the Notes will be made promptly following the later of the date of repurchase and the time of delivery of the Notes.

If the paying agent holds money sufficient to pay the repurchase price of the Notes on the business day following the date of repurchase in accordance with the terms of the Indenture, then, immediately after the date of repurchase, the Notes will cease to be outstanding, whether or not the Notes are delivered to the paying agent. Thereafter, all other rights of the Holder shall terminate, other than the right to receive the repurchase price upon delivery of the Notes.

For a discussion of the tax treatment of a Holder exercising the right to require us to repurchase Notes, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Conversion, Exchange, Redemption or Retirement of the Notes” and “—Non-U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes or Common Stock.”

To exercise a right to require us to repurchase Notes on the specified dates or upon a Fundamental Change as described above, the Holder of a Note must deliver, on or before the third business day before the repurchase date, a written notice to us and the Trustee of the Holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer, in the case of any Notes in certificated form. This notice of exercise may be withdrawn by the Holder by a written notice of withdrawal delivered to the paying agent at any time on or before the close of business on the business day preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of Notes being withdrawn;

•	the principal amount, if any, of Notes not being withdrawn; and

•	if certificated Notes have been issued, the certificate numbers of the Notes being withdrawn.

The repurchase notice given by a Holder electing to require us to repurchase its Notes may be withdrawn by the Holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.

Purchase and Cancellation

We may, to the extent permitted by law, purchase the Notes in the open market or by tender offer at any price or by private placement. Any Notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Consolidation, Merger and Sale of Assets

The Company will not consolidate or merge with or into any Person, or sell, convey, lease or otherwise dispose of all of substantially all of its assets to any Person, unless:

•	the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition shall be made (collectively, the “Successor”), is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia, or Canada or any province thereof, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Indenture and under the Notes; provided, that unless the Successor is a corporation, a corporate co-insurer of the Notes will be added to the Indenture by such supplemental indenture; and

•	immediately before and after giving effect to such transaction, no Event of Default, or any event which is, or after notice or passage of time would be, an Event of Default, shall have occurred and be continuing.

SEC Reports

Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC annual reports and such information, documents and other reports as specified in Sections 13 and 15(d) of the Exchange Act and provide copies to the Trustee and Holders within 15 days after filing the same with the SEC.

Modification and Waiver

Supplements and amendments to the Indenture or the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Notes then outstanding; provided that no such modification or amendment may, without the consent of the Holder of each Note then outstanding affected thereby,

(1) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment or supplement;

(2) reduce the rate or change the time for payment of interest, including default interest, on any Note;

(3) reduce the principal amount of any Note or change the Maturity Date;

(4) reduce the redemption price, including premium, if any, payable upon redemption of any Note or change the time at which any Note may or shall be redeemed;

(5) modify the provisions of the Indenture relating to our requirement to repurchase Notes:

(a) upon a Fundamental Change after the occurrence thereof; or

(b) on November 15, 2015, 2020, 2025 and 2030;

(6) adversely affect the rights provided in the Indenture to convert any Note;

(7) make any Note payable in money other than that stated in such Note;

(8) impair the right to institute suit for the enforcement of the payment of any amount or shares of common stock (or other property) with respect to any Note when due;

(9) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or

(10) waive an Event of Default, or any event which is, or after notice or passage of time would be, an Event of Default, in the payment of any amount or shares of common stock (or other property) due in connection with any Note.

Supplements and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holders of the Notes in certain limited circumstances, including

(1) to cure any ambiguity, omission, defect or inconsistency,

(2) to provide for the assumption of the obligations of the Company or any Subsidiary Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Subsidiary Guarantor,

(3) to reflect the release of any Subsidiary Guarantor from its Guarantee of the Notes, or the addition of any Subsidiary of the Company as a Subsidiary Guarantor, in the manner provided in the Indenture,

(4) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act,

(5) to make any change that would provide any additional benefit to the Holders or that does not adversely affect the rights of any Holder of the Notes in any material respect, or

(6) to make provisions with respect to the conversion right of the Holders pursuant to the requirements of the Indenture.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest on the Notes, a default in respect of a provision that cannot be amended without the consent of each Holder of Notes affected, or a default which constitutes a failure to convert any Note in accordance with the terms of the Indenture.

Events of Default

The following will be Events of Default with respect to the Notes:

(1) default by the Company or any Subsidiary Guarantor in the payment of principal or of premium, if any, on the Notes when due and payable at maturity, upon acceleration or otherwise (including the failure to make cash payments due upon conversion or a payment to repurchase Notes tendered pursuant to a Fundamental Change or to repurchase Notes at your option on November 15, 2015, 2020, 2025 or 2030);

(2) we fail to deliver shares of our common stock or any cash in lieu of fractional shares, as the case may be, or any other property other than cash, upon conversion of the Notes within the time period required by the Indenture, and such failure continues for a period of 5 days;

(3) default by the Company or any Subsidiary Guarantor for 30 days in payment of any interest on the Notes;

(4) default on any other Indebtedness of the Company, any Subsidiary Guarantor or any other Subsidiary if either

(A) such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $50.0 million or more individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate, or

(B) such default results from the failure to pay when due principal of, premium, if any, or interest on, any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of $50.0 million or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;

provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequent acceleration of the Notes shall be rescinded, so long as any such rescission does not conflict with any judgment or decree or applicable provision of law;

(5) default in the performance, or breach of, the covenant described under “Consolidation, Merger and Sale of Assets,” or in the performance, or breach of, any other covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture and failure to remedy such default within a period of 45 days after written notice thereof from the Trustee or Holders of 25% of the principal amount of the outstanding Notes;

(6) the entry by a court of one or more judgments or orders for the payment of money against the Company, any Subsidiary Guarantor or any other Subsidiary in an aggregate amount in excess of $50.0 million (net of applicable insurance coverage by a third party insurer which is acknowledged in writing by such insurer) that has not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof;

(7) the failure of a Guarantee by a Subsidiary Guarantor to be in full force and effect, or the denial or disaffirmance by such entity thereof; or

(8) certain events involving bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company.

The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default (except in payment of principal of, or premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the Holders of the Notes to do so.

If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company occurs and is continuing, the principal of, and premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of payment. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

No Holder of a Note may pursue any remedy under the Indenture unless

(1) the Trustee shall have received written notice of a continuing Event of Default,

(2) the Trustee shall have received a request from Holders of at least 25% in principal amount of the Notes to pursue such remedy,

(3) the Trustee shall have been offered indemnity reasonably satisfactory to it,

(4) the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes;

provided, however, such provision does not affect the right of a Holder of any Note to sue for enforcement of any overdue payment thereon.

Payment and Paying Agents

Payments on the Notes will be made in U.S. dollars at the place of the Trustee. At our option, however, we may make payments by check mailed to the Holder’s registered address or, with respect to global Notes, by wire transfer. We will make interest payments to the person in whose name the Notes are registered at the close of business on the regular record date for the interest payment. The Trustee will be designated as our paying agent for payments on Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the place through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, Holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Notices

Notice to registered Holders of the Notes will be given by mail to the Holders at the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Discharge of the Indenture

We may satisfy and discharge our and the Subsidiary Guarantors’ obligations under the Indenture by delivering to the Trustee for cancellation all outstanding Notes or by depositing with the Trustee, the paying agent or the conversion agent, if applicable, after the Notes have become due and payable, whether at stated maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash and shares of our common stock (as applicable under the terms of the Indenture) sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture.

Form, Denomination and Registration

Denomination and Registration

The Notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

Global Notes

The Notes are evidenced by one or more global Notes deposited with the Trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. You may hold your interests in the global Notes directly through DTC if you are a participant in DTC, or indirectly through organizations which are direct DTC participants if you are not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. You may also beneficially own interests in the global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Notes, Cede & Co. for all purposes will be considered the sole Holder of the global Notes. Except as provided below, owners of beneficial interests in the global Notes:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered Holders of the global Notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

We will wire, through the facilities of the Trustee, all payments on the global Notes to Cede & Co., the nominee of DTC, as the registered owner of the global Notes. None of the Company, the Trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global Notes to owners of beneficial interests in the global Notes.

It is DTC’s current practice, upon receipt of any payment on the global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the global Notes, as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in Notes represented by the global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert Notes pursuant to the terms of the Notes, you should contact your broker or other direct or indirect DTC participant to obtain information on the procedures, including proper forms and cut-off times, for submitting those requests and effecting delivery of such Notes on DTC’s records.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, the ability of a Holder to pledge its interest in the Notes represented by global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither the Company nor the Trustee (nor any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a Holder of Notes, including, without limitation, the presentation of Notes for conversion, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Notes are credited and only for the principal amount of the Notes for which directions have been given.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC holds securities for DTC participants and facilitates the clearance and settlement of securities transactions between DTC participants through electronic computerized book-entry transfers and pledges between the accounts of its participants. This eliminates the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include one or more of the initial purchasers of the Notes. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of DTC’s participants or their representatives, together with other entities. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Although the description of the foregoing procedures is based upon information obtained from DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or (ii) at any time we, in our sole discretion, determine not to have the Notes represented by global Notes, we will cause Notes to be issued in definitive form in exchange for the global Notes. In such case, beneficial interests in a global Note may be exchanged for definitive certificated Notes in accordance with DTC’s customary procedures. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of beneficial ownership interests in global Notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Replacement of Notes

We will replace any Notes that become mutilated, destroyed, stolen or lost at the expense of the Holder upon compliance with the requirements of the Indenture, including delivery to the Trustee of any mutilated Notes. In the case of lost, stolen or destroyed Notes, indemnity satisfactory to the Trustee and us may be required at the expense of the Holder of the Notes before a replacement note will be issued.

Trustee, Paying Agent and Conversion Agent

The Bank of New York Trust Company, N.A. acted as Trustee, paying agent, registrar and conversion agent for the Notes. The Bank of New York Trust Company, N.A. also serves as trustee for our 7.5% Senior Notes due 2013, our 7% Senior Notes due 2014, our 7.5% Senior Notes due 2014, our 7.75% Senior Notes due 2015, our 6.375% Senior Notes due 2015, our 6.875% Senior Notes due 2016, our 6.625% Senior Notes due 2016, our 6.5% Senior Notes due 2017, our 6.25% Senior Notes due 2018 and our 6.875% Senior Notes due 2020. We may also maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own our debt securities. Its address is 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default under the Indenture occurs (which is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee indemnity satisfactory to it against any loss, liability or expense.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

The following is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used in this prospectus and not defined below.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means, without duplication, as of the date of determination, (a) the sum of

(1) discounted future net revenue from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by petroleum engineers (which may include the Company’s internal engineers) in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to any acquisition consummated since the date of such year-end reserve report and (B) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Company and its Subsidiaries produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Subsidiaries since the date of such year-end reserve report attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (C) and (D) would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s engineers,

(2) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements,

(3) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and

(4) the greater of (A) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements, minus (b) the sum of

(1) minority interests,

(2) any gas balancing liabilities of the Company and its Subsidiaries reflected as a long-term liability in the Company’s latest annual or quarterly financial statements,

(3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto,

(4) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a)(1) above (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto and

(5) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership or limited liability company interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

“Currency Hedge Obligations” means, at any time as to the Company and its Subsidiaries, the obligations of any such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s or any of its Subsidiaries’ exposure to fluctuations in foreign currency exchange rates.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5 million.

“Disqualified Stock” means any Capital Stock of the Company or any Subsidiary of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt securities of the Company or any Subsidiary of the Company, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC hereunder.

“GAAP” means generally accepted accounting principals as in effect in the United States of America as of the Issue Date.

“Guarantee” means, individually and collectively, the guarantees given by the Subsidiary Guarantors pursuant to the terms of the Indenture.

“Holder” means a Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, without duplication, with respect to any Person,

(a) all obligations of such Person

(1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

(2) evidenced by bonds, notes, debentures or similar instruments,

(3) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business),

(4) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks,

(5) for the payment of money relating to a Capitalized Lease Obligation, or

(6) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(b) all net obligations of such Person under Interest Rate Hedging Agreements, Oil and Gas Hedging Contracts and Currency Hedge Obligations, except to the extent such net obligations are taken into account in the determination of future net revenues from proved oil and gas reserves for purposes of the calculation of Adjusted Consolidated Net Tangible Assets;

(c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);

(d) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(1) the full amount of such obligations so secured and

(2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board;

(e) with respect to such Person, the liquidation preference or any mandatory redemption payment obligations in respect of Disqualified Stock;

(f) the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of such Person’s Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Subsidiaries); and

(g) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d), (e) or (f) or this clause (g), whether or not between or among the same parties.

Subject to clause (c) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Interest Rate Hedging Agreements” means, with respect to the Company and its Subsidiaries, the obligations of such Persons under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect any such Person or any of its Subsidiaries against fluctuations in interest rates.

“Investment” of any Person means (a) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (b) all guarantees of Indebtedness or other obligations of any other Person by such Person, (c) all purchases (or other acquisitions for consideration) by such Person of assets, Indebtedness, Capital Stock or other securities of any other Person and (d) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) or advances on a balance sheet of such Person prepared in accordance with GAAP.

“Issue Date” means the first date on which the Notes are originally issued, November 8, 2005.

“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

“Maturity Date” means November 15, 2035.

“Net Working Capital” means (a) all current assets of the Company and its Subsidiaries, minus (b) all current liabilities of the Company and its Subsidiaries, except current liabilities included in Indebtedness.

“Oil and Gas Hedging Contracts” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against price fluctuations of oil, gas or other commodities.

“Person” means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Senior Indebtedness” means any Indebtedness of the Company or a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes or the Guarantees, respectively.

“Subordinated Indebtedness of the Company” means any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter incurred, which is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

“Subsidiary” means any subsidiary of the Company. A “subsidiary” of any Person means

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person,

(2) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50 percent of the assets of such partnership upon its dissolution, or

(3) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary Guarantor” means (a) each of the Subsidiaries on the Issue Date and (b) each of the other Subsidiaries that becomes a guarantor of the Notes in compliance with the terms of the Indenture.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following is a summary of certain of our outstanding indebtedness. To the extent this summary contains descriptions of our revolving bank credit facility, our 7.5% Senior Notes due 2013, our 7% Senior Notes due 2014, our 7.5% Senior Notes due 2014, our 7.75% Senior Notes due 2015, our 6.375% Senior Notes due 2015, our 6.875% Senior Notes due 2016, our 6.625% Senior Notes due 2016, our 6.5% Senior Notes due 2017, our 6.25% Senior Notes due 2018 and our 6.875% Senior Notes due 2020, and the indentures governing them, the descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which we will provide you upon request.

Our Revolving Bank Credit Facility

We have a $2.0 billion revolving bank credit facility which matures in February 2011. As of March 3, 2006, we had outstanding borrowings of $154 million under this facility and had $55.5 million of the facility securing various letters of credit. Borrowings under the facility are collateralized by some of our producing oil and gas properties and bear interest at either (i) the greater of the reference rate of Union Bank of California N.A. or the federal funds effective rate plus 0.50% or (ii) the London Interbank Offered Rate (LIBOR), at our option, plus a margin that varies based on our senior unsecured long-term debt ratings. The collateral value and borrowing base are determined periodically. The unused portion of the facility is subject to an annual commitment fee that also varies according to our senior unsecured long-term debt ratings. As of September 30, 2005, the annual commitment fee rate was 0.30%. Interest is payable quarterly or, if LIBOR applies, it may be payable at more frequent intervals. The credit facility contains various covenants and restrictive provisions, including those restricting our ability to incur additional indebtedness, sell properties, purchase or redeem our capital stock, make investments or loans and create liens. The credit facility requires us to maintain an indebtedness to EBITDA ratio (as defined in the credit facility) not to exceed 3.5 to 1 and a fixed charge coverage ratio of at least 2.5 to 1.

Our Senior Notes

At February 27, 2006, we had outstanding senior notes in an aggregate principal amount of $6.0 billion, which represented all of our long-term debt. At February 27, 2006, we have issued and outstanding $363.8 million in principal amount of 7.5% Senior Notes due 2013, $300.0 million in principal amount of 7% Senior Notes due 2014, $300.0 million in principal amount of 7.5% Senior Notes due 2014, $300.4 million in principal amount of 7.75% Senior Notes due 2015, $600.0 million in principal amount of 6.375% Senior Notes due 2015, $670.4 million in principal amount of 6.875% Senior Notes due 2016, $600.0 million principal amount of 6.625% Senior Notes due 2016, $1.1 billion principal amount of 6.5% Senior Notes due 2017, $600.0 million principal amount of 6.25% Senior Notes due 2018 and $500.0 million principal amount of 6.875% Senior Notes due 2020. There are no scheduled principal payments required on any of these senior notes until their final maturities.

Our outstanding senior notes are senior, unsecured obligations that rank pari passu in right of payment with all of our existing and future senior indebtedness, including the notes offered hereby, and rank senior in right of payment to all of our future subordinated indebtedness. Our outstanding notes are fully and unconditionally guaranteed, jointly and severally, by our subsidiaries.

Our existing senior note indentures (other than the indentures executed after June 2005) restrict our and our restricted subsidiaries’ ability to incur additional indebtedness. Please read “Risk Factors—Risks Relating to Our Business—Lower oil and gas prices could negatively impact our ability to borrow.” As of September 30, 2005, we estimate that secured bank indebtedness of $2.4 billion could have been incurred within those restrictions. These restrictions under such indentures will not apply to any future unrestricted subsidiaries. There are no unrestricted subsidiaries under our indentures as of the date of this prospectus.

Our existing senior note indentures (other than the indentures executed after June 2005) also limit our ability to make restricted payments, including the payment of cash dividends, unless certain tests are met.

DESCRIPTION OF CHESAPEAKE CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation) and bylaws. Copies of our certificate of incorporation (including our certificates of designation) and bylaws are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock, 99,126 shares are designated as 6.00% Cumulative Convertible Preferred Stock, 842,673 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2003), 86,310 shares are designated as 4.125% Cumulative Convertible Preferred Stock, 4,600,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005), 3,450,000 shares are designated as 4.50% Cumulative Convertible Preferred Stock and 5,750,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005B).

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

As of the date of this prospectus, we have 4,671,891 shares of authorized but unissued preferred stock which are undesignated. Currently 99,126 shares are designated as 6.00% Cumulative Convertible Preferred Stock, all of which are outstanding, 842,673 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2003), all of which are outstanding, 86,310 shares are designated as 4.125% Cumulative Convertible Preferred Stock, all of which are outstanding, 4,600,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005), all of which are outstanding, 3,450,000 shares are designated as 4.50% Cumulative Convertible Preferred Stock, all of which are outstanding, and 5,750,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005B), all of which are outstanding. Our board of directors has also authorized the issuance of up to 500,000 shares of Series A Junior Participating Preferred Stock in connection with the adoption of our shareholder rights plan in July 1998. None of these shares are currently outstanding. The Series A Preferred Stock is described below under “—Share Rights Plan.”

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock.

Classified Board of Directors. Our certificate of incorporation and bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Directors can only be removed for cause. A staggered board makes it more difficult for shareholders to change the majority of the directors.

Oklahoma Business Combination Statute. Section 1090.3 of the Oklahoma General Corporation Act prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date the person became an interested shareholder, unless:

•	prior to the date the person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

The statute defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the Oklahoma General Corporation Act.

For purposes of Section 1090.3, the term “corporation” also includes the corporation’s majority-owned subsidiaries.

In addition, Section 1090.3 defines an “interested shareholder,” generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

Stock Purchase Provisions. Our certificate of incorporation includes a provision which requires the affirmative vote of two-thirds of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding the votes by an interested shareholder, to approve the purchase of any of our capital stock from the interested shareholder at a price in excess of fair market value, unless the purchase is either (1) made on the same terms offered to all holders of the same securities or (2) made on the open market and not the result of a privately negotiated transaction.

Share Rights Plan

The Rights. On July 7, 1998, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock. The distribution was paid on July 27, 1998 to the shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Preferred Stock at a price of $25.00, subject to adjustment.

The following is a summary of these rights. The full description and terms of the rights are set forth in a rights agreement with UMB Bank, N.A., as rights agent. Copies of the rights agreement and the certificate of designation for the Series A Preferred Stock are available free of charge. This summary description of the rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the rights agreement and the certificate of designation for the Series A Preferred Stock.

Initially, the rights attached to all certificates representing shares of our outstanding common stock, and no separate rights certificates were distributed. The rights will separate from our common stock and the distribution date will occur upon the earlier of:

•	ten days following the date of public announcement that a person or group of persons has become an acquiring person; or

•	ten business days (or a later date set by the board of directors prior to the time a person becomes an acquiring person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer upon consummation of which the offeror would, if successful, become an acquiring person.

The earlier of these dates is called the distribution date.

The term “acquiring person” means any person who or which, together with all of its affiliates and associates, is the beneficial owner of 15% or more of our outstanding common stock, but does not include:

•	us or any of our subsidiaries or employee benefit plans;

•	Aubrey K. McClendon, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a “McClendon shareholder”);

•	Tom L. Ward, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a “Ward shareholder”);

•	Morgan Guaranty Trust Company of New York, in its capacity as pledgee of shares beneficially owned by a McClendon or Ward shareholder, or both, under any pledge agreement in effect on September 11, 1998, to the extent that upon the exercise by the pledgee of any of its rights or duties as pledgee, other than the exercise of any voting power by the pledgee or the acquisition of ownership by the pledgee, such pledgee becomes a beneficial owner of pledged shares; or

•	any person (other than the pledgee just described) that is neither a McClendon nor Ward shareholder, but who or which is the beneficial owner of common stock beneficially owned by a McClendon or Ward shareholder (a “second tier shareholder”), but only if the shares of common stock otherwise beneficially owned by a second tier shareholder (“second tier holder shares”) do not exceed the sum of (A) the holder’s second tier holder shares held on September 11, 1998 and (B) 1% of the shares of our common stock then outstanding (collectively, “exempt persons”).

The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued after July 27, 1998, upon transfer or new issuance of common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date or earlier redemption or expiration of the rights, the surrender for transfer of any certificate for common stock, outstanding as of July 27, 1998, even without a notation or a copy of a summary of the rights being attached, will also constitute the transfer of the rights associated with the common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire on July 27, 2008.

The purchase price payable, and the number of one one-thousandths of a share of Series A Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;

•	upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then current market price of the Series A Preferred Stock; or

•	upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in the common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

In the event that following the date of public announcement that a person has become an acquiring person, we are acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right (the “flip-over right”).

In the event that a person, other than an exempt person, becomes an acquiring person, proper provision will be made so that each holder of a right, other than the acquiring person and its affiliates and associates, will thereafter have the right to receive upon exercise that number of shares of common stock, or, if applicable, cash, other equity securities or property of us, having a market value equal to two times the purchase price of the rights (the “flip-in right”). Any rights that are or were at any time owned by an acquiring person will then become void.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. Upon exercise of the rights, no fractional shares of Series A Preferred Stock will be issued other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock. Cash will be paid in lieu of fractional shares of Series A Preferred Stock that are not integral multiples of one one-hundredth of a share of Series A Preferred Stock.

At any time prior to the earlier to occur of (1) 5:00 p.m., Oklahoma City, Oklahoma time on the tenth day after the stock acquisition date or (2) the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $0.01 per right; provided, that (a) if the board of directors authorizes redemption on or after the time a person becomes an acquiring person, then the authorization must be by board approval and (b) the period for redemption may, upon board approval, be extended by amending the rights agreement. Board approval means the approval of a majority of our directors. Immediately upon any redemption of the rights described in this paragraph, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Our board of directors may amend the terms of the rights without the consent of the holders of the rights at any time and from time to time provided that any amendment does not adversely affect the interests of the holders of the rights. In addition, during any time that the rights are subject to redemption, the terms of the rights may be amended by the approval of a majority of the directors, including an amendment that adversely affects the interests of the holders of the rights, without the consent of the holders of rights.

Until a right is exercised, a holder will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to us or our shareholders, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Series A Preferred Stock, or other consideration.

The Series A Preferred Stock. Each one-thousandth of a share of the Series A Preferred Stock (a “preferred share fraction”) that may be acquired upon exercise of the rights will be nonredeemable and junior to any other shares of preferred stock that we may issue.

Each preferred share fraction will have a minimum preferential quarterly dividend rate of $0.01 per preferred share fraction but will, in any event, be entitled to a dividend equal to the per share dividend declared on the common stock.

In the event of liquidation, the holder of a preferred share fraction will receive a preferred liquidation payment equal to the greater of $0.01 per preferred share fraction or the per share amount paid in respect of a share of common stock.

Each preferred share fraction will have one vote, voting together with the common stock. The holders of preferred share fractions, voting as a separate class, will be entitled to elect two directors if dividends on the Series A Preferred Stock are in arrears for six fiscal quarters.

In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share fraction will be entitled to receive the per share amount paid in respect of each share of common stock.

The rights of holders of the Series A Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the economic value of one preferred share fraction that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

Shareholder Action

Except as otherwise provided by law or in our certificate of incorporation or bylaws, the approval by holders of a majority of the shares of common stock present in person or represented by proxy at a meeting and entitled to vote is sufficient to authorize, affirm, ratify or consent to a matter voted on by shareholders. Our bylaws provide that all questions submitted to shareholders will be decided by a plurality of the votes cast, unless otherwise required by law, our certificate of incorporation, stock exchange requirements or any certificate of designation. The Oklahoma General Corporation Act requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the certificate of incorporation. Our certificate of incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the certificate of incorporation limiting director liability and stock purchases by us, and providing for staggered terms of directors and indemnity for directors. The same vote is also required for shareholders to amend, repeal or adopt any provision of our bylaws.

Under Oklahoma law, shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of our capital stock entitled to vote thereon been present at a meeting. If shareholder action is taken by written consent, the rules and regulations of the SEC require us to send each shareholder entitled to vote on the matter, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

Transfer Agent and Registrar

UMB Bank, N.A. is the transfer agent and registrar for our common stock, our 6.00% Cumulative Convertible Preferred Stock, our 5.00% Cumulative Convertible Preferred Stock (Series 2003), our 4.125% Cumulative Convertible Preferred Stock, our 5.00% Cumulative Convertible Preferred Stock (Series 2005), our 4.50% Cumulative Convertible Preferred Stock and our 5.00% Cumulative Convertible Preferred Stock (Series 2005B).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and, to the extent set forth below, any common stock that may be issued upon conversion. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their issue price and that hold the notes and common stock as “capital assets” (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF CONTINGENT CONVERTIBLE SENIOR NOTES AND COMMON STOCK RECEIVED AS A RESULT OF A CONVERSION OF CONTINGENT CONVERTIBLE SENIOR NOTES.

As used herein, the term “U.S. Holder” means a beneficial owner of notes or, to the extent set forth below, common stock that for U.S. federal income tax purposes is

•	an individual who is a citizen or resident of the United States,

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it is subject to the primary supervision of a U.S. court and the control of one of more United States persons (as defined for U.S. federal tax purposes) or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “U.S. Holder” also includes certain former citizens and residents of the Untied States. A “non-U.S. Holder” is a beneficial owner of notes or, to the extent set forth below, shares of common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Classification of the Notes

Under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in a note, each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the notes, including our determination of the projected payment schedule (as described below) and the comparable yield (as described below), which is the rate at which interest is deemed to accrue on the notes for U.S. federal income tax purposes.

The IRS has issued a ruling addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the notes, and concluded that the instruments addressed in that published guidance were subject to the contingent payment debt regulations. In addition, the IRS clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the ruling is limited to its particular facts, and the proper application of the contingent payment debt regulations to the notes is uncertain in a number of respects; therefore, no assurance can be given that the IRS will not assert that the notes should be treated differently. A different treatment of the notes upon a successful challenge by the IRS or a change in law could significantly affect the amount, timing and character of income, gain or loss with respect to an investment in the notes. Specifically, a holder might be required to accrue interest at a lower rate, and might recognize capital gain rather than ordinary income upon a taxable disposition of the notes. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes and the applicability of any proposed legislation (and the prospects of applicable future legislation), as well as with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction and the possible effects of changes in such tax laws.

The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the contingent payment debt regulations as discussed above.

U.S. Holders

Interest Accruals on the Notes

Under the contingent payment debt regulations, a U.S. Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the “comparable yield”) that was determined at the time of issuance of the notes. Accordingly, U.S. Holders generally will be required to include interest in income, in each year prior to maturity, in excess of the regular interest payments and contingent interest payments, if any, on the notes. The comparable yield for the notes is based on the yield at which, at the time of issue, we could have issued a non-convertible fixed-rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the notes. We have determined the comparable yield to be 6.86%, compounded semi-annually.

Solely for purposes of determining the amount of interest income that a U.S. Holder is required to accrue, we were required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which produce a yield to maturity on the notes equal to the comparable yield. The projected payment schedule includes the amount of each noncontingent payment and an estimate for each contingent payment, taking into account the conversion feature. Holders that wish to obtain the projected payment schedule may do so by submitting a written request for such information to Chesapeake Energy Corporation, Investor Relations, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.

Neither the comparable yield nor the projected payment schedule constitutes a projection or representation by us regarding the actual amount that will be paid on the notes, or the value at any time of the common stock into which the notes may be converted.

It is possible that the IRS could challenge our determination of the comparable yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership, sale, exchange, conversion, redemption or retirement of a note could be increased or decreased.

Based on the comparable yield and the issue price of the notes, a U.S. Holder (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the notes for each day in the taxable year on which the U.S. Holder holds the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as set forth below). The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the “issue price”).

The daily portions of interest in respect of a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note as of the beginning of the accrual period. The adjusted issue price of a note at the beginning of any accrual period is (x) the sum of the issue price of the note and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any noncontingent payments and the amount of any projected payments on the notes for previous accrual periods.

Adjustments to Interest Accruals on the Notes

In addition to the interest accrual discussed above, a U.S. Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a note for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year and also should include any additional interest received in that year. If a U.S. Holder receives actual payments that are less than the projected payments in respect of a note for a taxable year, the U.S. Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the note that a U.S. Holder would otherwise be required to include in income in that taxable year and (ii) to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the notes or, if there is a negative adjustment carryforward on the note in a taxable year in which the note is sold, converted, exchanged, redeemed or retired, to reduce the amount realized on a sale, conversion, exchange, redemption or retirement of the notes. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code.

Sale, Conversion, Exchange, Redemption or Retirement of the Notes

Upon a sale, conversion, exchange, redemption or retirement of a note for cash or cash and our common stock, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized (including the fair market value of our common stock received, if any) on the sale, conversion, exchange, redemption or retirement and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the U.S. Holder’s purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the notes to the U.S. Holder. A U.S. Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A U.S. Holder that sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

A U.S. Holder’s tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Dividends

If we make a distribution in respect of our common stock, including any common stock acquired upon conversion of a note, from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the Conversion Rate of the notes under certain circumstances. A change in Conversion Rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the noteholders, although they would not actually receive any cash or other property. Not all changes in Conversion Rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in our earnings and profits or assets. For example, a change in Conversion Rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the Conversion Rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the Conversion Rate, that is treated as a stock distribution, would be treated in the same manner as distributions paid in cash or other property and would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of the holder’s investment or as capital gain. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate described in the previous paragraph.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. Holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. You will not be subject to the 30% United States federal withholding tax with respect to (i) any payment of contingent interest, (ii) any payment on the notes of stated interest and (iii) the amount of any cash and the fair market value of shares of common stock received upon the conversion, redemption or retirement of a note, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank receiving interest pursuant to an extension of credit made in the ordinary course of your business;

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person, as defined under the Code (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of the applicable Treasury Regulations.

Special certification rules apply to non-U.S. Holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. Holders.

If you cannot satisfy the requirements described above, the 30% United States federal withholding tax will apply with respect to payments of interest on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a United States trade or business. If you are a non-U.S. Holder engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (and exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, a non-U.S. Holder that is foreign corporation may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Redemption or Other Disposition of the Notes or Common Stock

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a non-U.S. Holder on the sale, exchange, conversion, redemption or other taxable disposition of a note will generally be treated as interest income under the rules described above under “—U.S. Holders” and would generally be taxable as described above under “—Taxation of Interest”.

A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other disposition of common stock received upon conversion of a note unless:

•	the gain is effectively connected with the conduct of a U.S. trade or business (and in the case of an applicable tax treaty, attributable to a permanent establishment in the United States);

•	the holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are, or were within the shorter of the five-year period preceding such disposition and the period the U.S. holder held the note, a “U.S. real property holding corporation” (“USRPHC”), subject to the discussion below.

In general, we would be a USRPHC if interests in real property comprised the majority of our assets. We believe that we are a USRPHC for U.S. federal income tax purposes. However, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder (i) who owns within the time period described above more that 5% of the notes if the notes are regularly traded on an established securities market, (ii) who owns notes with a value greater than 5% of our common stock as of the latest date such notes were acquired if the notes are not traded on a regular securities market, or (iii) who actually or constructively owns within the time period described above more than 5% of our common stock, will be subject to United States tax on the disposition thereof.

The application of the rules relating to interests in a USRPHC to gain recognized on the disposition of the notes is not entirely clear. Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the United States tax consequences of the ownership and disposition of notes and common stock.

Dividends

Dividends paid to a non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax, however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence. A non-U.S. Holder should demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his tax returns. The withholding tax rate is currently 28%.

U.S. Holders

Payments of interest or dividends to U.S. Holders of notes or common stock, and the proceeds from the disposition of notes or common stock, generally will be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements.

Non-U.S. Holders

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” and “—Non-U.S. Holders—Dividends”.

The gross proceeds from the disposition of notes or our common stock may be subject to information reporting and backup withholding. If you sell your notes or common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

If you receive payments of the proceeds of a sale of notes or our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you properly provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by timely filing a properly completed claim for refund with the U.S. Internal Revenue Service.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE CONTINGENT CONVERTIBLE SENIOR NOTES AND ANY COMMON STOCK RECEIVED UPON ITS CONVERSION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

SELLING SECURITYHOLDERS

The contingent convertible senior notes, and any shares of our common stock issued upon conversion of the contingent convertible senior notes, are being offered by the selling securityholders listed in the table below. We issued and sold $690,000,000 in aggregate principal amount of contingent convertible senior notes in a private placement to the initial purchasers, Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Lehman Brothers Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, ABN AMRO Incorporated, BOSC, Inc., Comerica Securities, Inc., Fortis Securities LLC, Harris Nesbitt Corp., TD Securities (USA) LLC, and Wells Fargo Securities, LLC. The selling securityholders purchased their contingent convertible senior notes from the initial purchasers, from subsequent holders or from the Company in transactions exempt from registration under the Securities Act. Selling securityholders selling common stock issued upon conversion of the contingent convertible senior notes, acquired such stock from the initial purchasers or from subsequent holders in transactions exempt from registration under the Securities Act, or from the Company, through conversion of their previously acquired contingent convertible senior notes.

This prospectus covers sales, by the named selling securityholders, of contingent convertible senior notes and shares of common stock issued upon conversion of the contingent convertible senior notes. This prospectus will not cover subsequent sales of common stock received upon conversion of contingent convertible senior notes purchased from a selling securityholder named in this prospectus.

No offer or sale under this prospectus may be made by a securityholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement dated as of November 8, 2005 between Chesapeake Energy Corporation and the initial purchasers.

The following table sets forth the name of each selling securityholder, the nature of any position, office, or other material relationship which the selling securityholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of contingent convertible senior notes and shares of our common stock beneficially owned by such securityholder prior to the offering, the amount being offered for the securityholder’s account and the amount to be owned by such security holder after completion of the offering.

We prepared the table based on information supplied to us by the selling securityholders. We have not sought to verify such information. Additionally, some or all of the selling securityholders may have sold or transferred some or all of their contingent convertible senior notes, in transactions exempt from the registration requirements of the Securities Act, or some or all of their shares of our common stock, in exempt or non-exempt transactions, since the date on which the information in the table was provided to us. Other information about the selling securityholders may also change over time.

	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount of Notes to be Owned After Completion of the Offering	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered Hereby (2)	Number of Shares of Common Stock to be Owned After Completion of the Offering (1)
Allstate Insurance Company	$1,000,000	$1,000,000	$0	327,990	25,595	302,395
Aloha Airlines Non-Pilots Pension Trust	10,000	10,000	0	256	256	0
Alpine Associates	10,026,000	10,026,000	0	256,616	256,616	0
Alpine Partners, L.P.	1,364,000	1,364,000	0	34,912	34,912	0
American Investors Life Insurance Company	1,500,000	1,500,000	0	38,393	38,393	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	880,000	880,000	0	22,524	22,524	0
Argent LowLev Convertible Arbitrage Fund II, LLC	150,000	150,000	0	3,839	3,839	0
Argent LowLev Convertible Arbitrage Fund Ltd.	5,120,000	5,120,000	0	131,047	131,047	0
Argent LowLev Convertible Arbitrage Fund, LLC	880,000	880,000	0	22,524	22,524	0
Aristeia International Limited	47,300,000	47,300,000	0	1,210,648	1,210,648	0
Aristeia Partners LP	7,700,000	7,700,000	0	197,082	197,082	0
Arkansas PERS	315,000	315,000	0	8,062	8,062	0
AstraZenca Holdings Pension	40,000	40,000	0	1,024	1,024	0
Bank of America Pension Plan	2,500,000	2,500,000	0	63,988	63,988	0
Barnet Partners, Ltd.	12,200,000	12,200,000	0	312,260	312,260	0
BNP Paribas Arbitrage	25,000,000	25,000,000	0	639,878	639,878	0
Boilermakers Blacksmith Pension Trust	425,000	425,000	0	10,878	10,878	0
Canadian Imperial Holdings, Inc.	10,000,000	10,000,000	0	255,951	255,951	0
CBARB, a segregated account of Geode Capital Master Fund Ltd., an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda	2,000,000	2,000,000	0	51,190	51,190	0
Citadel Equity Fund Ltd.	82,500,000	82,500,000	0	2,111,596	2,111,596	0
Citigroup Global Markets	1,000,000	1,000,000	0	25,595	25,595	0
Class C Trading Company LTD	100,000	100,000	0	2,560	2,560	0
Columbia Convertible Securities Fund	3,231,000	3,231,000	0	526,263	82,698	443,566
Continental Assurance Company on behalf of its Separate Account E	2,300,000	2,300,000	0	58,869	58,869	0
Convertible Securities Fund	19,000	19,000	0	1,618	486	1,132
DBAG London	10,624,000	10,624,000	0	524,194	271,922	252,272
Delaware PERS	185,000	185,000	0	4,735	4,735	0
Delta Airlines Master Trust	90,000	90,000	0	2,304	2,304	0
Deutsche Bank Securities Inc.	1,150,000	1,150,000	0	3,354,631	29,434	3,325,196
DKR Soundshore Oasis Holding Fund Ltd.	1,750,000	1,750,000	0	44,791	44,791	0
Empyrean Capital Fund, LP	6,164,000	6,164,000	0	157,768	157,768	0
Empyrean Capital Overseas Benefit Plan Fund, Ltd	1,191,000	1,191,000	0	30,484	30,484	0
Empyrean Capital Overseas Fund, Ltd	10,145,000	10,145,000	0	259,662	259,662	0
Forest Fulcrum Fund L.P.	939,000	939,000	0	108,852	24,034	8,418
Forest Global Convertible Fund, Ltd., Class A-5	1,361,000	1,361,000	0	158,658	34,835	123,823
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	397,000	397,000	0	147,024	10,161	136,863
FPL Group Employees Pension Plan	85,000	85,000	0	2,176	2,176	0
FrontPoint Convertible Arbitrage Fund, L.P.	6,000,000	6,000,000	0	153,571	153,571	0

	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount of Notes to be Owned After Completion of the Offering	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered Hereby (2)	Number of Shares of Common Stock to be Owned After Completion of the Offering (1)
Goldman Sachs & Co.	$29,000,000	$29,000,000	$0	1,753,221	742,258	1,010,963
Grace Convertible Arbitrage Fund, Ltd.	2,000,000	2,000,000	0	127,975	51,190	76,785
Greywolf Capital Overseas Fund	15,525,000	15,525,000	0	397,364	397,364	0
Greywolf Capital Partners II LP	6,975,000	6,975,000	0	178,526	178,526	0
Hallmark Convertible Securities Fund	20,000	20,000	0	512	512	0
HFR CA Global Opportunity Master Trust	1,428,000	1,428,000	0	159,503	36,550	122,953
HFR CA Global Select Master Trust Account	960,000	960,000	0	24,571	24,571	0
HFR CA Select Fund	700,000	700,000	0	17,917	17,917	0
HFR RVA Select Performance Master Trust	135,000	135,000	0	53,219	3,455	49,763
HSBC Investments (USA) Inc. a/c HSBC Multi Strategy Arbitrage Fund	1,000,000	1,000,000	0	25,595	25,595	0
ICI American Holdings Trust	70,000	70,000	0	1,792	1,792	0
Inflective Convertible Opportunity Fund I, L.P.	5,000,000	5,000,000	0	127,976	127,976	0
Inflective Convertible Opportunity Fund I, LTD	2,000,000	2,000,000	0	51,190	51,190	0
Innovest Finanzdienstle	750,000	750,000	0	19,196	19,196	0
Institutional Benchmark Series (Master Feeder) Ltd.	1,000,000	1,000,000	0	25,595	25,595	0
JMG Capital Partners, LP	21,500,000	21,500,000	0	550,295	550,295	0
JMG Triton Offshore Fund, Ltd.	23,000,000	23,000,000	0	588,687	588,687	0
KBC Financial Products (Cayman Islands) Ltd.	3,000,000	3,000,000	0	76,785	76,785	0
KBC Financial Products USA, Inc.	5,000,000	5,000,000	0	127,976	127,976	0
LDG Limited	595,000	595,000	0	15,229	15,229	0
Lydian Global Opportunities Master Fund Limited	15,000,000	15,000,000	0	383,927	383,927	0
Lydian Overseas Partners Master Fund L.P. I	32,500,000	32,500,000	0	831,841	831,841	0
Lyxor Master Fund Ref: Argent /LowLev CB c/o Argent	2,920,000	2,920,000	0	74,738	74,738	0
Lyxor/Forest Fund Limited	2,909,000	2,909,000	0	313,955	74,456	239,499
Lyxor/Inflective Convertible Opportunity Fund	2,000,000	2,000,000	0	51,190	51,190	0
Nomura Securities International, Inc.	10,000,000	10,000,000	0	308,851	255,951	52,900
Nuveen Preferred & Convertible Fund JQC	1,600,000	1,600,000	0	40,952	40,952	0
Nuveen Preferred & Convertible Income Fund JPC	1,175,000	1,175,000	0	30,074	30,074	0
OCLC Online Computer Library Center, Inc.	10,000	10,000	0	256	256	0
OZ Master Fund, Ltd.	41,500,000	41,500,000	0	1,062,197	1,062,197	0
Peoples Benefit Life Insurance Company Teamsters	5,500,000	5,500,000	0	140,773	140,773	0
Prudential Insurance Co. of America	20,000	20,000	0	512	512	0
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	23,750,000	23,750,000	0	607,884	607,884	0
Redbourn Partners Ltd	8,000,000	8,000,000	0	204,761	204,761	0
San Diego County Employees Retirement Association	2,500,000	2,500,000	0	63,988	63,988	0
Sandelman Partners Multi-Strategy Master Fund, Ltd.	11,000,000	11,000,000	0	515,896	281,546	234,350

	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount of Notes to be Owned After Completion of the Offering	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered Hereby (2)	Number of Shares of Common Stock to be Owned After Completion of the Offering (1)
Saranac Capital Management LP on behalf of Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.	$742,000	$742,000	$0	18,992	18,992	0
Saranac Capital Management LP on behalf of Citigroup Alternative Investments QIP Multi-Strategy Arbitrage Portfolio	1,469,000	1,469,000	0	37,599	37,599	0
Saranac Capital Management LP on behalf of Saranac Arbitrage LTD	305,000	305,000	0	7,807	7,807	0
Saranac Capital Management LP on behalf of Saranac Erisa Arbitrage LTD	484,000	484,000	0	12,388	12,388	0
Satellite Convertible Arbitrage Master Fund LLC	5,000,000	5,000,000	0	127,976	127,976	0
Silver Convertible Arbitrage Fund, LDC	660,000	660,000	0	16,893	16,893	0
Sphinx Convertible Arbitrage SPC	1,218,000	1,218,000	0	116,714	31,175	85,539
Sphinx Fund c/o TQA Investors	915,000	915,000	0	23,420	23,420	0
State of Oregon/Equity	905,000	905,000	0	23,164	23,164	0
Syngenta AG	50,000	50,000	0	1,280	1,280	0
TQA Master Fund	5,611,000	5,611,000	0	143,614	143,614	0
TQA Master Plus Fund	2,147,000	2,147,000	0	54,953	54,953	0
UBS AG London	12,500,000	12,500,000	0	319,939	319,939	0
UBS Securities LLC	8,500,000	8,500,000	0	217,558	217,558	0
Vicis Capital Master Fund	5,000,000	5,000,000	0	127,976	127,976	0
Wachovia Bank National Association	30,000,000	30,000,000	0	767,853	767,853	0
Wachovia Securities International Ltd	14,000,000	14,000,000	0	358,331	358,331	0
Waterstone Market Neutral Mac 51, Ltd.	1,585,000	1,585,000	0	93,294	40,568	52,726
Waterstone Market Neutral Master Fund, Ltd.	8,415,000	8,415,000	0	495,392	215,383	280,009
Xavex Convertible Arbitrage 2 Fund	330,000	330,000	0	8,446	8,446	0
Yield Strategies Fund I, L.P.	2,000,000	2,000,000	0	51,190	51,190	0
Yield Strategies Fund II, L.P.	2,000,000	2,000,000	0	51,190	51,190	0
Zazove Convertible Arbitrage Fund, L.P.	6,605,000	6,605,000	0	169,056	169,056	0
Zazove Hedged Convertible Fund, L.P.	3,000,000	3,000,000	0	76,785	76,785	0
Zurich Institutional Benchmarks Master Fund	1,232,000	1,232,000	0	31,533	31,533	0

(1)	Includes shares of our common stock issuable within 60 days of the date hereof upon conversion of our convertible securities.
(2)	Includes common stock issuable upon conversion of our 2.75% Contingent Convertible Senior Notes due 2035 at a conversion rate of approximately 25.5951 shares of common stock per $1,000 principal amount of notes.

PLAN OF DISTRIBUTION

The contingent convertible senior notes and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the contingent convertible senior notes and the common stock covered by this prospectus.

We will not receive any of the proceeds from the offering of contingent convertible senior notes or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the contingent convertible senior notes and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the contingent convertible senior notes or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the contingent convertible senior notes and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the contingent convertible senior notes or common stock offering by them hereby will be the purchase price of such contingent convertible senior notes or common stock less discounts and commissions, if any.

The contingent convertible senior notes and common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the contingent convertible senior notes or our common stock or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of the contingent convertible senior notes or our common stock in the course of hedging the positions they assume. The selling securityholder may also sell contingent convertible senior notes or our common stock short and deliver the contingent convertible senior notes or our common stock to close out short positions, or loan or pledge the contingent convertible senior notes or our common stock to broker-dealers or others that in turn may sell such securities. The selling securityholder may pledge or grant a security interest in some or all of the contingent convertible senior notes or our common stock issued upon conversion of the contingent convertible senior notes owned by it and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the contingent convertible senior notes or our common stock from time to time pursuant to this prospectus. The selling securityholder also may transfer and donate the contingent convertible senior notes or shares of our common stock issuable upon conversion of the contingent convertible senior notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of the prospectus. The selling securityholder may sell short our common stock and may deliver this prospectus in connection with such short sales and use the shares of our common stock covered by the prospectus to cover such short sales. In addition, any contingent convertible senior notes or shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption.

At the time a particular offering of contingent convertible senior notes or shares of our common stock issuable upon conversion of the contingent convertible senior notes is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate principal amount of contingent convertible senior notes or number of shares of our common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

Our outstanding common stock is listed for trading on the New York Stock Exchange.

$690,000,000 in aggregate principal amount of contingent convertible senior notes were issued and sold on November 8, 2005 in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). We have agreed to indemnify the Initial Purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us, the Initial Purchasers and each other selling shareholder against certain liabilities arising under the Securities Act.

Selling securityholders and any underwriters, dealers, brokers or agents who participate in the distribution of the the contingent convertible senior notes or our common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the contingent convertible senior notes and our common stock by them and any discounts, commissioners or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the contingent convertible senior notes and our common stock by the selling securityholders and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the contingent convertible senior notes and our common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the contingent convertible senior notes and our common stock and the ability of any person or entity to engage in market-making activities with respect to the contingent convertible senior notes and our common stock.

We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (a) the sale pursuant to the shelf registration statement of all the contingent convertible senior notes and the shares of common stock issuable upon conversion of the contingent convertible senior notes thereunder, (b) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions, and (c) the date all contingent convertible senior notes and common stock issuable upon conversion of the contingent convertible senior notes cease to be outstanding.

LEGAL MATTERS

The validity of the issuance of the notes has been passed upon for us by Vinson & Elkins L.L.P., Houston, Texas and the validity of the common stock issuable upon conversion of the notes has been passed upon for us by Commercial Law Group, P.C.

EXPERTS

The financial statements of Chesapeake Energy Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Columbia Energy Resources, LLC as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the four months ended December 31, 2003, incorporated in this prospectus by reference from the current report on Form 8-K of Chesapeake Energy Corporation filed with the SEC on November 1, 2005, have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of the oil and gas reserves of Chesapeake Energy Corporation and related future net cash flows and the present values thereof, included in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2004, were based in part upon reserve reports prepared by Netherland, Sewell & Associates, Inc., Lee Keeling and Associates, Inc., Ryder Scott Company, L.P., LaRoche Petroleum Consultants, Ltd., H.J. Gruy and Associates, Inc. and Miller and Lents, Ltd., independent petroleum engineers. Estimates of the oil and gas reserves of Columbia Energy Resources, LLC and related future net cash flows and the present value thereof, included in Chesapeake’s current report on Form 8-K filed with the SEC on November 1, 2005 were based in part upon a reserve report prepared by Schlumberger Data and Consulting Services, independent petroleum engineers. We have incorporated these estimates in reliance on the authority of each such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s website at www.sec.gov and on our website at www.chkenergy.com (click on “Investor Relations” and then “SEC Filings”). Information contained on our website is not part of this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may view a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s website.

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our current reports on Form 8-K filed on January 3, 2005, January 20, 2005, January 31, 2005, February 2, 2005, February 22, 2005, March 15, 2005, March 24, 2005, April 13, 2005 (four reports of the same date, one such report as amended on April 25, 2005), April 14, 2005 (two reports of the same date), April 19, 2005, April 25, 2005 (two reports of the same date), May 2, 2005, May 23, 2005 (two reports of the same date), June 7, 2005, June 10, 2005, June 13, 2005, June 16, 2005, June 21, 2005 (two reports of the same date), June 23, 2005, June 30, 2005, July 1, 2005 (two reports of the same date), July 8, 2005, July 11, 2005, July 12, 2005, July 19, 2005, July 22, 2005 (such report as amended on July 22, 2005), August 5, 2005 (such report as amended on August 12, 2005), August 11, 2005, August 12, 2005, August 16, 2005 (three reports of the same date, one such report as amended on August 17, 2005), August 17, 2005, August 22, 2005, August 23, 2005, September 7, 2005, September 8, 2005 (two reports of the same date), September 9, 2005 (two reports of the same date), September 15, 2005, September 20, 2005, September 26, 2005, September 28, 2005 (two reports of the same date), September 30, 2005, October 4, 2005, October 7, 2005, October 11, 2005 (such report as amended on October 21, 2005), October 13, 2005, October 21, 2005, November 1, 2005 (two reports of the same date), November 3, 2005, November 4, 2005 (two reports of the same date), November 9, 2005, November 15, 2005 (two reports of the same date), November 18, 2005, November 21, 2005, December 6, 2005, December 8, 2005, December 9, 2005, December 13, 2005, December 20, 2005, December 22, 2005, December 28, 2005, December 29, 2005 (two reports of the same date), January 10, 2006, January 18, 2006, January 26, 2006, January 30, 2006 (two reports of the same date), February 1, 2006, February 3, 2006, February 8, 2006, February 10, 2006, February 15, 2006 (two reports of the same date), February 21, 2006, February 24, 2006 and February 28, 2006 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Jennifer M. Grigsby, Secretary, Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, by mail, or if by telephone at (405) 848-8000.

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding oil and gas reserve estimates, planned capital expenditures, the drilling of oil and gas wells and future acquisitions, the impact of recently completed acquisitions, expected oil and gas production, cash flow and anticipated liquidity, business strategy and other plans and objectives for future operations and expected future expenses and use of net operating loss carryforwards. Statements concerning the fair values of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:

•	the volatility of oil and gas prices;

•	our level of indebtedness;

•	the strength and financial resources of our competitors;

•	the availability of capital on an economic basis to fund reserve replacement costs;

•	uncertainties inherent in estimating quantities of oil and gas reserves, projecting future rates of production and the timing of development expenditures;

•	our ability to replace reserves and sustain production;

•	uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities;

•	the effect of oil and gas prices on our borrowing ability;

•	unsuccessful exploration and development drilling;

•	declines in the values of our oil and gas properties resulting in ceiling test write-downs;

•	lower prices realized on oil and gas sales and collateral required to secure hedging liabilities resulting from our commodity price risk management activities;

•	adverse effects of governmental and environmental regulation;

•	losses possible from pending or future litigation;

•	drilling and operating risks; and

•	uncertainties and difficulties associated with the integration and operation of our recently acquired properties.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$73,830
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Printing expenses	5,000
Miscellaneous	4,000

TOTAL	$132,830

Item 15.	Indemnification Of Officers And Directors

Section 1031 of the Oklahoma General Corporation Act, under which Chesapeake is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Certificate of Incorporation of Chesapeake and Article VI of the Bylaws of Chesapeake also provide for indemnification of directors and officers under certain circumstances. These provisions, together with Chesapeake’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933 (the “Securities Act”), as amended. In addition, Chesapeake maintains insurance, which insures its directors and officers against certain liabilities.

The Oklahoma General Corporation Act provides for indemnification of each of Chesapeake’s officers and directors against (a) expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of Chesapeake, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, other than an action by or in the right of Chesapeake. To be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Chesapeake, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful and (b) expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of Chesapeake brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of Chesapeake, or any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, provided the actions were in good faith and were reasonably believed to be in or not opposed to the best interest of Chesapeake, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to Chesapeake, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of Chesapeake’s Certificate of Incorporation provides for indemnification of Chesapeake’s director and officers. The Oklahoma General Corporation Act also permits Chesapeake to purchase and maintain insurance on behalf of Chesapeake’s directors and officers against any liability arising out of their status as such, whether or not Chesapeake would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

Chesapeake has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, Chesapeake will pay on behalf of the indemnitee any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/ or officer of Chesapeake or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of Chesapeake or an affiliate or is or was serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which Chesapeake would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. Chesapeake also provides liability insurance for each of its directors and executive officers.

Item 16.	Exhibits And Financial Statement Schedules

(a) Exhibits.

The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description
4.1	Chesapeake’s Restated Certificate of Incorporation, as amended. Incorporated herein by reference to Exhibit 3.1.1 to Chesapeake’s quarterly report on Form 10-Q for the quarter ended March 31, 2005.

4.2	Chesapeake’s Amended and Restated Bylaws. Incorporated herein by reference to Exhibit 3.2 to Chesapeake’s annual report on Form 10-K for the year ended December 31, 2003.

4.3	Indenture dated as of November 8, 2005 among Chesapeake as issuer, the subsidiaries signatory thereto, as Subsidiary Guarantors, and The Bank of New York Trust Company, N.A., as Trustee, with respect to 2.75% Contingent Convertible Senior Notes due 2035. Incorporated herein by reference to Exhibit 4.1.2 to Chesapeake’s current report on Form 8-K filed on November 15, 2005.

4.4	Registration Rights Agreement dated November 8, 2005 with respect to the 2.75% Contingent Convertible Senior Notes due 2035. Incorporated herein by reference to Exhibit 4.1.4 to Chesapeake’s current report on Form 8-K filed on November 15, 2005.

4.5*	First Supplemental Indenture dated as of November 14, 2005 among Chesapeake as issuer, the subsidiaries signatory thereto, as Subsidiary Guarantors, and The Bank of New York Trust Company, N.A., as Trustee, with respect to 2.75% Contingent Convertible Senior Notes due 2035.

4.6*	Second Supplemental Indenture dated as of February 24, 2006 among Chesapeake as issuer, the subsidiaries signatory thereto, as Subsidiary Guarantors, and The Bank of New York Trust Company, N.A., as Trustee, with respect to 2.75% Contingent Convertible Senior Notes due 2035.

5.1*	Opinion of Vinson & Elkins L.L.P. regarding the validity of the securities being registered.

5.2*	Opinion of Commercial Law Group, P.C. regarding the validity of the securities being registered.

12	Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Dividends. Incorporated herein by reference to Exhibit 12 to Chesapeake’s quarterly report on Form 10-Q for the quarter ended September 30, 2005.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Lee Keeling and Associates, Inc.

23.5*	Consent of Ryder Scott Company, L.P.

23.6*	Consent of Laroche Petroleum Consultants, Ltd.

Exhibit No.	Description
23.7*	Consent of H.J. Gruy and Associates, Inc.

23.8*	Consent of Miller and Lents, Ltd.

23.9*	Consent of Schlumberger Data and Consulting Services.

23.10*	Consent of Commercial Law Group, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

25.1*	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A.

*	Filed herewith.

(b) Financial Statement Schedules. Incorporated herein by reference to Item 8 of Chesapeake’s annual report on Form 10-K for the year ended December 31, 2004.

Item 17.	Undertakings

Each undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrants pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on March 7, 2006.

CHESAPEAKE ENERGY CORPORATION

By:	/S/ AUBREY K. MCCLENDON
Aubrey K. McClendon
Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Aubrey K. McClendon and Marcus C. Rowland, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post- effective amendments to this Registration Statement (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Capacity	Date

/S/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2006

/S/ MARCUS C. ROWLAND Marcus C. Rowland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 7, 2006

/S/ MICHAEL A. JOHNSON Michael A. Johnson	Senior Vice President—Accounting, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 7, 2006

/S/ FRANK KEATING Frank Keating	Director	March 7, 2006

/S/ BREENE M. KERR Breene M. Kerr	Director	March 7, 2006

/S/ CHARLES T. MAXWELL Charles T. Maxwell	Director	March 7, 2006

/S/ DON NICKLES Don Nickles	Director	March 7, 2006

/S/ FREDERICK B. WHITTEMORE Frederick B. Whittemore	Director	March 7, 2006